UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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UNITEDGLOBALCOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITEDGLOBALCOM, INC.

4643 S. Ulster Street, Suite 1300

Denver, Colorado 80237

August 25, 2003

Dear Fellow Stockholder:

You are cordially invited to attend the annual meeting of stockholders of UnitedGlobalCom, Inc. (“United”), which will be held at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado, on Tuesday, September 30, 2003, at 10:00 a.m. local time. A notice of the annual meeting, a proxy card, a Proxy Statement containing important information about the matters to be acted upon at the annual meeting, and United’s Annual Report for the year ended December 31, 2002, are enclosed.

You will be asked at the annual meeting to consider and vote upon (i) the election of two directors of United by holders of the Class A common stock and Class B common stock and two directors of United by holders of the Class C common stock, all to serve until the 2006 annual meeting of stockholders, and, in each case, until their successors are elected and qualified, (ii) the approval of United’s Equity Incentive Plan for employees, directors and consultants; and (iii) to transact such other business as may properly come before the annual meeting.

The Board of Directors believes the proposals delineated above are in the best interest of United and its stockholders. The Board of Directors recommends that the stockholders vote in favor of the proposals presented in the enclosed Proxy Statement.

Whether or not you are personally able to attend the annual meeting, it is important that your shares are represented and voted at the meeting. Your shares may be voted by returning the enclosed proxy card or, if you hold shares of Class A common stock, your shares may be voted by telephone or via the Internet. Any of the foregoing actions will not limit your right to vote in person if you do wish to attend the meeting and vote personally.

Yours truly,

Gene W. Schneider

Chairman of the Board and

    Chief Executive Officer

UNITEDGLOBALCOM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on September 30, 2003

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (including any adjournment or postponement thereof, the “Meeting”) of UnitedGlobalCom, Inc., a Delaware corporation (“United”), will be held at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado on Tuesday, September 30, 2003 at 10:00 a.m. local time for the following purposes:

(i) the election by the holders of Class A and Class B common stock of two directors of United and the election by the holders of Class C common stock of two directors of United, all to serve until the 2006 annual meeting of stockholders and, in each case, until their successors are elected and qualified;

(ii) the approval of United’s Equity Incentive Plan for employees, directors and consultants; and

(iii) to transact such other business as may properly come before the Meeting.

Holders of record of United’s Class A common stock, Class B common stock, and Class C common stock at the close of business on August 4, 2003, the record date of the meeting, will be entitled to notice of the Meeting. Holders of record of United’s Class A common stock and Class B common stock vote as a single class to elect eight of United’s directors and holders of record of United’s Class C common stock vote as a separate class to elect the remaining four directors of United. On all other matters, holders of the Class A common stock, Class B common stock and Class C common stock vote as a single class, subject to the provisions of United’s Restated Certificate of Incorporation and that certain Standstill Agreement among United and the holders of the Class C common stock. A list of stockholders entitled to vote at the Meeting will be available at United’s office for review by any stockholder, for any purpose germane to the Meeting, for at least 10 days prior to the Meeting.

Shares can only be voted at the Meeting if the holder is present or represented by proxy. If you do not expect to attend the Meeting and you hold shares of Class A common stock, you may vote your shares in a number of ways. You may mark your votes, date and sign the enclosed proxy card and return it promptly in the accompanying, postage prepaid envelope. If you have shares of Class A common stock registered in your own name, you may choose to vote those shares via the Internet at www.eproxy.com/ucoma or you may vote telephonically, within the U.S. and Canada only, by calling 1-800-435-6710 (toll free). Such proxy action or voting by telephone or Internet does not affect your right to vote in person in the event you attend the Meeting. If your shares of Class A common stock are registered in street name, however, you will need a representation from your broker as to your stockholder status in order to vote in person at the meeting. Such representation is not necessary to attend the meeting.

For stockholders of Class B common stock or Class C common stock, the shares can only be voted at the Meeting if the holder is present or represented by proxy. If you do not expect to attend the Meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly in the accompanying postage prepaid envelope so that your shares may be voted in accordance with your wishes and the presence of a quorum may be assured. Such proxy action does not affect your right to vote in person in the event you attend the Meeting.

This Notice and the accompanying Proxy Statement and proxy card are first being mailed to stockholders of United on or about September 2, 2003.

BY ORDER OF THE BOARD OF DIRECTORS

Ellen P. Spangler

Secretary

Denver, Colorado

August 25, 2003

PLEASE COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY OR, IF YOU HOLD SHARES OF CLASS A COMMON STOCK, VOTE BY TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

UNITEDGLOBALCOM, INC.

4643 South Ulster Street, Suite 1300

Denver, Colorado 80237

PROXY STATEMENT

This Proxy Statement is being furnished to holders of Class A common stock, Class B common stock, and Class C common stock, each $.01 par value per share (collectively, the “Common Stock”), of UnitedGlobalCom, Inc., a Delaware corporation (“United”), in connection with the solicitation of proxies by the Board of Directors of United (the “Board”) for use at the annual meeting of United’s stockholders or at any adjournment or postponement thereof (the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Time and Place; Purposes

The Meeting will be held at 10:00 a.m. local time on September 30, 2003, at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado. At the Meeting, the stockholders of United will be asked to consider and vote upon the following proposals: (i) the election by the holders of Class A and Class B common stock of two directors of United and the election by the holders of Class C common stock of two directors of United, all to serve until the 2006 annual meeting of stockholders and, in each case, until their successors are elected and qualified (the “Election of Directors Proposal”); (ii) the approval of United’s Equity Incentive Plan for employees, directors and consultants (the “Incentive Plan Proposal”); and (iii) to transact such other business as may properly come before the Meeting.

This Proxy Statement and the accompanying Notice and proxy card are first being mailed to stockholders of United on or about September 2, 2003.

Voting Rights; Record Date

The Board has fixed the close of business on August 4, 2003 (the “Record Date”), as the record date for the determination of holders of Common Stock entitled to receive notice of and to vote at the Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, United had outstanding and entitled to vote at the Meeting 105,251,673 shares of Class A common stock, 8,198,016 shares of Class B common stock and 303,123,542 shares of Class C common stock. The Class A common stock, Class B common stock and Class C common stock vote together as a single class on all matters, except in the election of directors and where otherwise required by the Delaware General Corporation Law.

In the election of directors, the holders of Class A common stock and Class B common stock vote together as a single class to elect eight of United’s directors, of which two directors are being elected at the Meeting (the “Class AB Directors”). The holders of Class C common stock vote as a separate class to elect the remaining four directors, of which two directors are being elected at the Meeting (the “Class C Directors”). Each share of Class A common stock has one vote and each share of Class B common stock and of Class C common stock has ten votes on each matter on which holders of such shares of such classes are entitled to vote at the Meeting. Pursuant to a standstill agreement dated January 30, 2002 (the “Existing Standstill Agreement”), between United and the holders of the Class C common stock, the holders of the Class C common stock will vote their shares of Common Stock on all matters submitted to a vote of stockholders, other than the election of directors or removal of directors or a merger, sale or similar transaction involving United, either as recommended by the Board or in the same proportion as all other holders of the Common Stock, subject to certain exceptions. See “Certain Transactions—Existing Standstill Agreement”.

The presence, in person or by proxy, of the holders of a majority of the combined voting power of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The Class AB Directors are elected by a majority of the combined voting power of the shares of Class A and Class B common stock represented in person or by proxy and entitled to vote at the Meeting, voting as a single class. The Class C Directors are elected by a majority of the shares of the Class C common stock represented in person or by proxy and entitled to vote at the Meeting. The affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Common Stock entitled to vote at the Meeting, represented in person or by proxy, is required to approve the Incentive Plan Proposal.

With respect to the Election of Directors Proposal, stockholders of United may vote in favor of the nominees, may withhold their vote for the nominees, or may withhold their vote as to specific nominees. With respect to the other proposal, stockholders of United may vote in favor of or against the proposal.

Proxies

All shares of Common Stock represented by properly executed proxies received or, with respect to holders of Class A common stock, proxies received by following the instructions for voting by telephone or via the Internet, prior to or at the Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no specific instructions are given with respect to the matters to be acted upon at the Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR the Election of Directors Proposal and FOR the Incentive Plan Proposal. The Election of Directors Proposal and the Incentive Plan Proposal are the only matters to be acted upon at the Meeting. As to any other matter, which may properly come before the Meeting, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. A properly submitted proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Meeting, will not be voted and will have the same effect as a vote cast against the proposal to which such instruction is indicated. Shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at the Meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will also be counted for purposes of determining whether there is a quorum at the Meeting but will be deemed shares not entitled to vote and will not be included for purposes of determining the aggregate voting power and number of shares represented and entitled to vote on a particular proposal.

A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of United a signed notice of revocation or a later dated signed proxy or by attending the Meeting and voting in person. Attendance at the Meeting will not in itself constitute the revocation of a proxy. For votes submitted by telephone or via the Internet, follow the instructions concerning revocations. Any written notice of revocation or subsequent proxy should be sent or hand delivered so as to be received by UnitedGlobalCom, Inc., 4643 South Ulster Street, Suite 1300, Denver, Colorado, 80237, Attention: Secretary, at or before the vote to be taken at the Meeting.

The cost of solicitation of proxies will be paid by United. In addition to solicitation by mail, officers and employees of United may solicit proxies by telephone or by personal interviews. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses in connection therewith.

Annual Report

A copy of United’s Annual Report for the year ended December 31, 2002, which Report includes the consolidated financial statements of United for the fiscal year ended December 31, 2002, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Meeting. Such Report does not form any part of the material for solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of July 31, 2003, certain information concerning the beneficial ownership of all classes of Common Stock by (i) each stockholder who is known by United to own beneficially more than 5.0% of any class of the outstanding Common Stock at such date, (ii) each of the directors and Mr. Koff, who was appointed to the Board on August 18, 2003, (iii) each of the named executive officers, and (iv) all of the directors and named executive officers as a group. At the election of the holder, shares of Class B common stock are convertible immediately into shares of Class A common stock on a one-for-one basis. Also, shares of Class C common stock are convertible into either shares of Class A common stock or shares of Class B common stock, as the case may be, in accordance with the terms of the Class C common stock as more fully described in United’s Restated Certificate of Incorporation.

Shares issuable within 60 days upon exercise of options, conversion of convertible securities, exchange of exchangeable securities or upon vesting of restricted stock awards are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such securities, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person. So far as United knows, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them, except as otherwise stated below and in the notes to the table. The number of shares indicated as owned by all of the named executive officers of United, and Tina M. Wildes, a director and officer of United, includes interests in shares held by the trustee of United’s defined contribution 401(k) plan (“401(k) Plan”) as of December 31, 2002. The shares held by the trustee of the 401(k) Plan for the benefit of these persons are voted as directed by the 401(k) Plan fiduciary.

Those founders of United who are listed in footnote 19 of the table are deemed to have beneficial ownership of other founders’ voting securities under a founders agreement dated as of January 30, 2002 (the “founders agreement”), which provides that the parties thereto will vote their shares in favor of the election of four directors nominated by four of the founders. The term “founders” refers to certain long-time holders of United Common Stock.

Beneficial Ownership

Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class(1)		Voting Power
						Election of Directors(2)	Other Matters
Gene W. Schneider(3)	Class A Common Class B Common	1,351,922 6,462,564	(4) (5)	1.3 65.6	% %

	Total	7,814,486				32.2%	2.0%

Robert R. Bennett	Class A Common	139,582	(6)	*		*	*

Albert M. Carollo(3)	Class A Common Class B Common	310,625 222,420	(7) (8)	* 2.7%

	Total	533,045				1.4%	*

John P. Cole, Jr.	Class A Common	299,720	(9)	*		*	*

John W. Dick	Class A Common	—		—		—	—

Michael T. Fries	Class A Common	1,303,666	(10)	1.2%		*	*

Gary S. Howard	Class A Common	39,582	(6)	*		*	*

David B. Koff	Class A Common	—		—		—	—

John C. Malone	Class A Common	154,583	(11)	*		*	*

Curtis W. Rochelle(3)	Class A Common Class B Common	606,759 2,019,308	(12) (13)	* 24.6%

	Total	2,626,067				11.1%	*

Mark L. Schneider	Class A Common	613,152	(14)	*		*	*

Tina M. Wildes(3)	Class A Common Class B Common	520,796 416,956	(15) (16)	* 5.1%

	Total	937,752				2.5%	*

Ellen P. Spangler	Class A Common	754,024	(17)	*		*	*

Frederick G. Westerman III	Class A Common	556,219	(18)	*		*	*

All directors and executive officers as a group	Class A Common Class B Common	6,650,630 9,121,248		6.0 92.6	% %

	Total	15,771,878				46.9%	3.0%

Liberty Media Corporation(3)(19)	Class A Common Class C Common	4,327,530 303,123,542		4.1 100	% %

	Total	307,451,072				2.3%	94.3%

Founders(3)(20)(21)	Class A Common Class B Common	4,770,120 9,853,852		4.4 100	% %

	Total	14,623,972				49.9%	3.2%

Capital Research and Management Company(22)	Class A Common	13,948,897		13.3%		7.5%	*

Gabelli Asset Management, Inc. and affiliates(23)	Class A Common	5,420,020		5.1%		2.9%	*

DEF Associates N.V., Arnhold and S. Bleichroeder Holdings, Inc. (collectively “Bleichroeder”) and Michael Kellen(24)	Class A Common	6,401,300		6.1%		3.4%	*

Smith Barney Fund Management LLC (“SB Fund”) and parent entities(25)	Class A Common	9,498,472		9.0%		5.1%	*

Wellington Management Company, LLP(26)	Class A Common	5,993,400		5.7%		3.2%	*

*	Less than 1%.

(1)	The figures for the percent of number of shares of each class are based on 105,251,673 shares of Class A common stock (after elimination of treasury shares and shares of United held by its subsidiaries), 8,198,016 shares of Class B common stock (after elimination of treasury shares) and 303,123,542 shares of Class C common stock, respectively, outstanding on July 31, 2003.

(2)	The percentages reflect the voting power for the election of eight of United’s 12-member board. Liberty Media Corporation (“Liberty”) as the beneficial holder of all outstanding shares of Class C common stock elects the remaining four members of United’s Board.

(3)	On August 18, 2003, the founders agreed to transfer all their shares of Class B common stock (excluding Class B common stock issuable upon exercise of options) to Liberty in exchange for shares of Series A common stock of Liberty and cash. Such shares of our Class B common stock represent all of our outstanding Class B common stock. The closing of the share exchange is subject to the satisfaction or waiver of various closing conditions. The combination of the Class B common stock with the Class C common stock already owned by Liberty will give Liberty ownership of approximately 75.8% of United’s Common Stock representing approximately 96.9% of the combined voting power of United’s Common Stock.

(4)	Includes 1,185,371 shares of Class A common stock that are subject to presently exercisable options and 6,381 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Schneider.

(5)	Includes 3,063,512 shares of Class B common stock owned by the G. Schneider Holdings, LLLP of which Mr. Schneider is the general partner. In addition, includes 1,655,836 shares of Class B common stock that are subject to presently exercisable options.

(6)	Includes 39,582 shares of Class A common stock that are subject to presently exercisable options.

(7)	Includes 80,625 shares of Class A common stock that are subject to presently exercisable options.

(8)	Includes 222,420 shares of Class B common stock owned by the Carollo Company, a general partnership of which Mr. Carollo is the general partner.

(9)	Includes 160,625 shares of Class A common stock that are subject to presently exercisable options.

(10)	Includes 1,284,084 shares of Class A common stock that are subject to presently exercisable options and 5,400 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Fries.

(11)	Includes 154,583 shares of Class A common stock that are subject to presently exercisable options.

(12)	Includes 80,625 shares of Class A common stock that are subject to presently exercisable options. Also includes 142,134 shares of Class A common stock owned by the Rochelle Investment Limited Partnership (“RILPartnership”) of which the Marian H. Rochelle Revocable Trust is the general partner and Mr. Rochelle’s spouse Marian Rochelle is the trustee of said trust; and 150,000 shares of Class A common stock owned by the Rochelle Limited Partnership of which the Curtis Rochelle Trust is the general partner and Mr. Rochelle is the trustee of said Trust; and 4,000 shares of Class A common stock owned by K&R Enterprises of which Mr. Rochelle is a director and greater than 10% stockholder. Mr. Rochelle disclaims beneficial ownership of the shares held by his spouse and the shares held by K&R Enterprises, except to the extent of his pecuniary interest therein.

(13)	Includes 222,368 shares of Class B common stock owned by the RILPartnership and 1,796,940 shares of Class B common stock owned by the Rochelle Limited Partnership. Mr. Rochelle disclaims beneficial ownership of the shares held by his spouse.

(14)	Includes 375,000 shares of Class A common stock that are subject to presently exercisable options and 3,466 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Schneider.

(15)	Includes 399,153 shares of Class A common stock that are subject to presently exercisable stock options, 1,860 shares of Class A common stock held by the trustee of the 401(k) Plan, and the following securities owned by Ms. Wildes’ spouse: 26,000 shares of Class A common stock, 3,976 shares of Class A common stock held by the trustee of the 401(k) Plan and 42,124 shares of Class A common stock that are subject to presently exercisable stock options. Ms. Wildes disclaims beneficial ownership of such shares owned by her spouse.

(16)	Includes 400,000 shares of Class B common stock held by The Gene W. Schneider Family Trust, (the “GWS Trust”), of which Ms. Wildes is a trustee and a beneficiary. Ms. Wildes disclaims beneficial ownership of the shares held by the GWS Trust, except to the extent of her pecuniary interest therein.

(17)	Includes 663,297 shares of Class A common stock that are subject to presently exercisable stock options and 6,471 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Ms. Spangler.

(18)	Includes 553,644 shares of Class A common stock that are subject to presently exercisable stock options and 2,575 shares of Class A common stock held by the trustee of the 401(k) Plan for the benefit of Mr. Westerman.

(19)	The number of shares of Class A common stock and Class C common stock in the table is based upon Amendment No. 2 to the Schedule 13D filed August 21, 2003, by Liberty. As stated in such Amendment, Liberty may have shared voting and disposition powers as to 1,589,360 shares of its Class A common stock and as to 9,859,336 shares of its Class C common stock. The address of Liberty is 12300 Liberty Boulevard, Englewood, Colorado 80112. Robert R. Bennett, Gary S. Howard, David B. Koff, and John C. Malone, all directors of United, are also officers and/or directors of Liberty.

(20)	The founders and the number and percentage of class each founder beneficially owns (assuming the exercise of options for common stock) are indicated below (in each case after elimination of treasury shares and United shares held by its subsidiaries).

a.	Albert M. Carollo, Sr.: 533,045 shares (310,625 Class A shares; 222,420 Class B shares owned by Carollo Company), which represents less than 1.0% of outstanding Class A common stock and 2.7% of outstanding Class B common stock;

b.	Carollo Company: 222,420 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and 2.7% of outstanding Class B common stock;

c.	Albert & Carolyn Company: 222,412 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and 2.7% of outstanding Class B common stock;

d.	James R. Carollo Living Trust: 222,412 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and 2.7% of outstanding Class B common stock;

e.	John B. Carollo Living Trust: 111,200 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and 1.4% of outstanding Class B common stock;

f.	Michael T. Fries: 1,303,666 shares of Class A common stock, which represents 1.2% of outstanding Class A common stock;

g.	The Fries Family Partnership: no shares.

h.	Curtis Rochelle: 2,261,565 shares (310,625 Class A shares; 150,000 Class A shares and 1,796,940 Class B shares owned by the Rochelle Limited Partnership; 4,000 Class A shares owned by K & R Enterprises, a corporation), which represents less than 1.0% of outstanding Class A common stock and 21.9% of outstanding Class B common stock;

i.	Rochelle Limited Partnership: 1,946,940 shares (150,000 Class A shares and 1,796,940 shares of Class B common stock), which represents less than 1.0% of outstanding Class A common stock and 21.9% of Class B common stock;

j.	Marian Rochelle: 368,502 shares (142,134 Class A shares and 222,368 Class B shares owned by the RILPartnership; 4,000 shares owned by K & R Enterprises, a corporation), which represents less than 1.0% of outstanding Class A common stock and 2.7% of Class B common stock;

k.	RILPartnership: 364,502 shares (142,134 Class A shares and 222,368 Class B shares), which represents less than 1.0% of outstanding Class A common stock and 2.7% of Class B common stock;

l.	Jim Rochelle: 66,912 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and less than 1.0% of outstanding Class B common stock;

m.	Kathleen Jaure: 76,912 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and less than 1.0% of outstanding Class B common stock;

n.	April Brimmer Kunz: 99,956 shares (63,200 Class A shares and 32,756 Class B shares; 4,000 shares owned by K & R Enterprises, a corporation), which represents less than 1.0% of outstanding Class A common stock and less than 1.0% of outstanding Class B common stock;

o.	Gene W. Schneider: 7,814,486 shares (1,351,922 Class A shares and 3,399,052 Class B shares; 3,063,512 Class B shares owned by the G. Schneider Holdings, LLLP), which represents 1.3% of outstanding Class A common stock and 65.6% of outstanding Class B common stock;

p.	G. Schneider Holdings, LLLP: 3,063,512 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and 31.7% of outstanding Class B common stock;

q.	Mark L. Schneider: 613,152 shares of Class A common stock, which represents less than 1.0% of outstanding Class A common stock;

r.	The GWS Trust: 400,000 shares of Class B common stock, which represents less than 1.0% of outstanding Class A common stock and 4.9% of Class B common stock;

s.	The MLS Family Partnership LLLP: no shares.

t.	Tina M. Wildes: 537,752 shares (448,696 Class A shares and 16,956 Class B shares; 72,100 Class A shares owned by her spouse), which represents less than 1.0% of outstanding Class A common stock and less than 1.0% of outstanding Class B common stock.

(21)	Albert M. Carollo, Sr., Carollo Company, Albert & Carolyn Company, and the John B. Carollo Living Trust each has its principal business office at 602 Broadway, Rock Springs, Wyoming 82901. The James R. Carollo Living Trust has its principal business office at Box 772870, Steamboat Springs, CO 80477. Curtis Rochelle, Rochelle Limited Partnership, Marian Rochelle and RILPartnership each has its principal business office at 2717 Carey Avenue, Cheyenne, Wyoming 82001. Gene W. Schneider, G. Schneider Holdings, LLLP, Mark L. Schneider, the GWS Trust, The Fries Family Partnership LLLP, The MLS Family Partnership LLLP, Michael T. Fries and Tina M. Wildes each has its principal business office at 4643 S. Ulster Street, Suite 1300, Denver, Colorado 80237. The address for Ms. K. Jaure is Box 321, Rawlins, Wyoming 82301. The address for Ms. A. Kunz is 6210 Brimmer Road, Cheyenne, Wyoming 82009. The address for Mr. J. Rochelle is Box 967, Gillette, Wyoming 82717.

(22)

The number of shares of Class A common stock in the table is based upon Amendment No. 6 to the Schedule 13G dated February 10, 2003, filed by Capital Research and Management Company (“Capital Research”) and SMALLCAP World Fund, Inc. (“SMALLCAP”)

with respect to the Class A common stock. Capital Research, an investment advisor, is the beneficial owner of 13,466,680 shares of Class A common stock, as a result of acting as investment advisor to various investments companies. SMALLCAP, an investment company advised by Capital Research, is the beneficial owner of 6,726,675 shares of Class A common stock. The Schedule 13G reflects that Capital Research has no voting power over said shares and sole dispositive power over the shares of Class A common stock and that SMALLCAP has sole voting power over its shares but no dispositive power. Also includes 482,217 shares of Class A common stock acquired by affiliates of Capital Research on February 13, 2003. The address of Capital Research and SMALLCAP is 333 South Hope Street, Los Angeles, California 90071.

(23)	The number of shares of Class A common stock in the table is based upon Amendment No. 9 to the Schedule 13D dated August 23, 2002, filed by Gabelli Asset Management Inc., Gabelli Funds LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gemini Capital Management LLC (“Gemini”), Mario Gabelli, Marc Gabelli and various other affiliates with respect to UGC Holdings, Inc. As a result of the merger transaction, such shares are now shares of United Class A common stock. GAMCO is the beneficial owner of 3,599,517 shares of Class A common stock, as a result of providing discretionary managed account services. Gabelli Funds is the beneficial owner of 1,356,372 shares of Class A common stock as a result of providing discretionary managed account services. Gemini is the beneficial owner of 419,131 shares of Class A common stock as a result of providing advisory services. The remaining shares are beneficially owned by affiliates in the business of investing in securities. The Schedule 13D reflects that GAMCO has no voting power over 24,000 of its Class A common stock. Mario Gabelli and Marc Gabelli and certain affiliates have indirect voting and dispositive power over the reported securities. The address of Gabelli Funds, GAMCO, Gemini and affiliates is One Corporate Center, Rye, New York 10580. The address of Gabelli International Ltd is c/o Fortis Fund Services (Cayman) Ltd, Grand Pavilion, Commercial Centre, 802 West Bay Road, Grand Cayman, British West Indies.

(24)	The number of shares of Class A common stock in the table is based upon a Schedule 13G dated August 30, 2002. The Schedule 13G reflects that M. Kellen has shared voting and shared dispositive powers over the Class A common stock and Bleichroeder has shared voting and shared dispositive power over 4,612,600 shares of the Class A common stock. Bleichroeder disclaims beneficial ownership of all shares, except for 4,612,600 shares of Class A common stock. The address of the reporting persons is 1345 Avenue of the Americas, New York, NY 10105.

(25)	The number of shares of Class A common stock in the table is based upon Amendment No. 3 to a Schedule 13G dated February 6, 2003, filed by SB Fund and its parent entities Salomon Smith Barney Holdings Inc. (“SSB Holdings”) and Citigroup Inc. (“Citigroup”) with respect to the Class A common stock. Citigroup is the sole stockholder of SSB Holdings which is the sole stockholder of SB Fund. Citigroup and SSB Holdings filed as parent holding companies of subsidiaries. Citigroup, Inc. has shared voting power and dispositive power over the shares of Class A common stock. SSB Holdings has shared voting power and dispositive power over 9,498,172 shares of Class A common stock and SB Fund has shared voting power and dispositive power over 6,259,299 shares of Class A common stock. The address of Citigroup, Inc. is 399 Park Avenue, New York, NY 10043. The address of SSB Holdings is 388 Greenwich Street, New York, NY 10013. The address of SB Fund is 125 Broad Street, New York, NY 10003.

(26)	The number of shares of Class A common stock in the table is based on a Schedule 13G dated February 14, 2003, filed by Wellington Management Company, LLP (“WMC”) with respect to the Class A common stock. WMC, an investment advisor and parent holding company, is the beneficial owner of 5,993,400 shares of Class A common stock. The Schedule 13G reflects that WMC has shared voting power as to 5,271,400 shares of its Class A common stock and shared dispositive power over all its shares of Class A common stock. The address of WMC is 75 State Street, Boston, MA 02109.

No equity securities in any of United’s subsidiaries, including directors’ qualifying shares, are owned by any of United’s executive officers or directors, except as stated below. The following discussion sets forth ownership information as of July 31, 2003, and within 60 days thereof with respect to stock options.

The following executive officers and directors own ordinary shares A, options to purchase ordinary shares A and phantom options based on ordinary shares A of United Pan-Europe Communications, N.V., a majority-owned subsidiary of United (“UPC”): (i) Mr. Gene W. Schneider-93,000 ordinary shares A and phantom options based on 562,500 ordinary shares A of which all are exercisable; (ii) Mr. Fries-9,153 ordinary shares A; (iii) Mr. Mark L. Schneider-90,000 ordinary shares A; (iv) Ms. Spangler-options to acquire 45,000 ordinary shares A of which all are exercisable and phantom options based on 45,000 ordinary shares A of which all are exercisable; (v) Mr. Westerman-options to acquire 45,000 ordinary shares A of which all are exercisable; (vi) Mr. Carollo-30,000 ordinary shares A; (vii) Mr. Cole-14,575 ordinary shares A; and (viii) Ms. Wildes-phantom options based on 153,000 ordinary shares A of which all are exercisable. With respect to the phantom options, UPC may elect to pay such options in cash, in ordinary shares A of UPC, or in shares of Class A common stock. In each case, such ownership is less than 1.0% of UPC’s outstanding ordinary shares A. As a group, assuming the exercise of vested options and that holders of phantom options receive ordinary shares A, such aggregate ownership would be less than 1.0% of UPC’s outstanding ordinary shares A. Upon completion of the UPC reorganization, as described in “Certain Transactions—UPC Transactions,” all UPC options will be cancelled.

The following table summarizes the equity compensation plan information as of December 31, 2002:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	18,030,896	$8.03	20,843,641

Equity compensation plans not approved by security holders	—	—	—

Total	18,030,896	$8.03	20,843,641

For further discussion of the material features of the plans adopted by United, see “Stock Option Plans—Employee Plan” and “Compensation of Directors”.

PROPOSAL 1—Election of Directors

General

United’s Board of Directors has twelve members. United’s Restated Certificate of Incorporation provides for a classified Board of Directors of three classes, which may have the effect of deterring hostile takeovers or delaying changes in control or management of United. Each class has at least one director elected by the holders of the Class C common stock. Through their ownership of Class C common stock, Liberty and its affiliates control the appointment of the Class C Directors. At such time as certain events occur with respect to the debt of UPC’s subsidiaries, the Class C common Stock will be converted into Class A or Class B common stock, and all twelve directors will be elected by the holders of Class A and Class B common stock voting as a single class.

The Class I directors, whose terms expire at the Meeting, include Messrs. Dick, Howard and Koff and Ms. Wildes. The Class II directors, whose terms expire at the 2004 annual stockholders’ meeting, include Messrs. Bennett, Carollo, Rochelle and M. Schneider. The Class III directors, whose terms expire at the 2005 annual stockholders’ meeting, include Messrs. Cole, Fries, Malone and G. Schneider. Each director elected at each such meeting will serve for a term ending on the date of the third annual stockholders’ meeting after his or her election or until his or her successor shall have been duly elected and qualified. The current Class C Directors are Messrs. Bennett, Howard, Koff and Malone.

Proxies are solicited in favor of the nominees for the Class I directors named below with the term of office of each to continue until the 2006 annual stockholders’ meeting. The persons named in the accompanying proxy will vote for the election of the four nominees, with the term of office of each to continue as stated above or until his or her successor shall have been duly elected and qualified, unless authority to vote is withheld. In the event that any of the nominees should be unable to serve as a director, an event that United does not presently anticipate, votes will be cast for the election of such other person, if any, designated by the Board in the case of a Class AB Director or designated by the Class C stockholders in the case of a Class C Director, or if none is so designated prior to the election, votes will be cast according to the judgment in such matters of the person or persons voting the proxy.

The following lists the four nominees for election as directors of United and the eight directors of United whose term of office will continue after the Meeting, including the age of each person, the position with United or principal occupations of each person, certain other directorships held and the year each person became a director of United. The number of shares of common stock beneficially owned by each such person as of July 31, 2003, is set forth in “Security Ownership of Certain Beneficial Owners and Management” above.

Nominees for Election as Class AB Directors

John W. Dick, 65, became a director of United on March 14, 2003 and has served as a member of the UPC Supervisory Board since May 2001. He is the non-executive Chairman and a director of Hooper Industries Group, a privately held U.K. group consisting of: Hooper and Co (Coachbuilders) Ltd. (building special-bodied Rolls Royce and Bentley motorcars) and Hooper Industries (China) (providing industrial products and components to Europe and the U.S). Until 2002, Hooper Industries Group also held Metrocab UK (manufacturing London taxicabs) and Moscab (a joint venture with the Moscow city government, producing left-hand drive Metrocabs for Russia). Mr. Dick has held his positions with Hooper Industries Group since 1984. From 1980 to 1987, Mr. Dick was executive chairman and director of EF International Inc, and was responsible for the operations of that company, which acquired and developed large commercial real estate projects. Mr. Dick is also a director of Austar United Communications Ltd., a publicly traded Australia company (“Austar United”).

Tina M. Wildes, 42, served as a director of UGC Holdings, Inc. (“UGC Holdings”), United’s predecessor, from November 1999 to June 2002, and became a director of United on January 30, 2002. Except for one year during which Ms. Wildes served as a consultant to UGC Holdings, she has also served as a Senior Vice President of that company since May 1998. In March 2002, Ms. Wildes became the Senior Vice President of Business Administration for United. In addition, Ms. Wildes has served as a member of the Supervisory Board of UPC since February 1999. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of that company’s programming operations for various subsidiaries. Ms. Wildes has been with UGC Holdings since inception in 1989 and with United since 2001.

Nominees for Election as Class C Directors

Gary S. Howard, 52, became a director of United on January 30, 2002. Mr. Howard has served as Executive Vice President, Chief Operating Officer and a director of Liberty since July 1998. Mr. Howard served as Chief Executive Officer of Liberty Satellite & Technology, Inc. from December 1996 to April 2000. Mr. Howard also served as Executive Vice President of Tele-Communications, Inc. (“TCI”) from December 1997 to March 1999, as Chief Executive Officer, Chairman of the Board and a director of TV Guide, Inc. from June 1997 to March 1999, and as President and Chief Executive Officer of TCI Ventures Group, LLC from December 1997 to March 1999. Mr. Howard is a director of Ascent Media Group, Inc., Liberty Satellite & Technology, Inc., SpectraSite, Inc. and On Command Corporation. Mr. Howard serves as Chairman of the Board of Liberty Satellite & Technology, Inc. and of On Command Corporation.

David B. Koff, 44, became a director of United on August 18, 2003. Mr. Koff has served as a Senior Vice President of Liberty since February 1998. Prior to that, Mr. Koff served as the Vice President—Corporate Development of Liberty from August 1994 to February 1998. Mr. Koff is a director of Crown Media Holdings, Inc.

The Board recommends a vote FOR each nominee under the Election of Directors Proposal.

Class II Directors Whose Terms Expire in 2004

Robert R. Bennett, 45, became a director of United on January 30, 2002. Mr. Bennett has served as President and Chief Executive Officer of Liberty since April 1997 and a director of Liberty since September 1994. Mr. Bennett served as Executive Vice President of TCI from April 1997 to March 1999. Mr. Bennett served as Executive Vice President, Secretary and Treasurer of Liberty from June 1995 through March 1997, Chief Financial Officer from May 1996 through March 1997, and in various executive positions since Liberty’s inception in 1990. Mr. Bennett is a director of Ascent Media Group, Inc., Liberty Satellite & Technology, Inc., USA Interactive and OpenTV Corp.

Albert M. Carollo, 89, served as a director of UGC Holdings from April 1993 to June 2002 and became a director of United in January 2002. Mr. Carollo is the Chairman of Sweetwater Television Co., a cable television company. He also served as President of Sweetwater Television Co. until 1997.

Curtis W. Rochelle, 88, served as a director of UGC Holdings from April 1993 to June 2002 and became a director of United in January 2002. Mr. Rochelle is the owner of Rochelle Livestock and is a private investor.

Mark L. Schneider, 48, served as a director of UGC Holdings from April 1993 to June 2002 and became a director of United in January 2002. In March 2002, Mr. Schneider became a member of the Office of the Chairman for United and for UGC Holdings. He served as the Chairman of UPC’s Board of Management from April 1997 until September 2001. Mr. Schneider has also served as a member of the Supervisory Board of Priority Telecom since July 2000. From April 1997 to September 1998, he served as President of UPC and from September 1998 until September 2001, he served as Chief Executive Officer of UPC. From December 1996 until December 1999, he served as an Executive Vice President of UGC Holdings. Mr. Schneider is a director of SBS Broadcasting S.A.

Class III Directors Whose Terms Expire in 2005

John P. Cole, Jr., 73, served as a director of UGC Holdings from March 1998 to June 2002 and became a director of United on January 30, 2002. Mr. Cole has also served as a member of the UPC Supervisory Board since February 1999. Mr. Cole is a founder of the law firm of Cole, Raywid and Braverman, which specializes in all aspects of telecommunications and media law. Over the years Mr. Cole has been counsel in many landmark proceedings before the U.S. Federal Communications Commission and U.S. Courts, reflecting the development of the cable television industry.

Michael T. Fries, 40, served as a director of United’s predecessor UGC Holdings from November 1999 to June 2002 and as its President and Chief Operating Officer since September 1998. Mr. Fries became President and a director of United in February 2001, and Chief Operating Officer of United in September 2001. In March 2002, Mr. Fries became a member of the Office of the Chairman for United and for UGC Holdings. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board since September 1998 and as Chairman thereof since February 1999; a member of the Priority Telecom Supervisory Board since November 2000; and President of United Latin America, Inc., a wholly-owned subsidiary of United (“ULA”), since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of United on a global basis and for the development of United’s business opportunities worldwide. Mr. Fries has been with United since its inception and with UGC Holdings since 1990. Mr. Fries is a director of Austar United.

John C. Malone, 62, served as a director of UGC Holdings from November 1999 to June 2002 and became a director of United in January 2002. Dr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Dr. Malone served as Chairman of the Board and a director of Liberty Satellite & Technology, Inc. from December 1996 to August 2000. Dr. Malone also served as Chairman of the Board of TCI from November 1996 to March 1999, as Chief Executive Officer of TCI from January 1994 to March 1999, and as President of TCI from January 1994 to March 1997. Dr. Malone is a director of The Bank of New York and USA Interactive.

Gene W. Schneider, 76, served as Chairman of United’s predecessor UGC Holdings since May 1989 and has served as Chief Executive Officer of that company since 1995. Mr. Schneider became Chairman and Chief Executive Officer of United at its inception in February 2001. He also serves as an officer and/or director of various direct and indirect subsidiaries of United, including a director of ULA since 1998 and an advisor to the Supervisory Board of UPC since 1999. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board. Mr. Schneider has been with United and UGC Holdings since their inception in 2001 and 1989, respectively. Mr. Schneider is also a director of Austar United.

Gene W. Schneider is the father of Mark L. Schneider and Tina M. Wildes, who are brother and sister. No other family relationships exist between any other named executive officer or director of United.

Change of Directors Upon Closing of Share Exchange Agreement

On August 18, 2003, certain founders and Liberty entered into a share exchange agreement (the “Share Exchange Agreement”). Pursuant to this agreement, the founders have agreed to exchange an aggregate of 8,198,016 shares of Class B common stock, representing all of United’s outstanding shares of Class B common stock, for securities of Liberty and cash. The Share Exchange Agreement provides that it is a condition to Liberty’s obligation to consummate the share exchange that Messrs. Albert Carollo and Curtis Rochelle and Ms. Tina Wildes and one additional director (other than Mr. Michael Fries and any director elected by the holders of the Class C common stock) will resign from United’s Board and four nominees designated by Liberty prior to the closing will be appointed to serve on United’s Board. Because it is anticipated that the closing of the Share Exchange Agreement will occur after the meeting, this condition should not affect the Election of Directors Proposal. Any such resignations and replacements would be effected in accordance with United’s Restated Certificate of Incorporation and By-laws and the Delaware General Corporation Law.

Committees and Meetings

The Board has an Audit Committee and a Compensation Committee. There is no standing nomination committee of the Board.

Audit Committee.    The Audit Committee of United operates under a Charter adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix A. The members of the Audit Committee are Messrs. Carollo, Cole, Dick (since his appointment on March 14, 2003) and Rochelle, all of whom are independent as required by the Audit Committee Charter and the listing standards of the National Association of Securities Dealers. In addition, the Board has determined that Mr. Dick is an audit committee financial expert. The Board established the Audit Committee on January 30, 2002. The Audit Committee is charged with reviewing and monitoring United’s financial reports and accounting practices to ascertain that they are within acceptable limits of sound practice, to receive and review audit reports submitted by the independent auditors and to make such recommendations to the Board as may seem appropriate to the Audit Committee to assure that United’s interests are adequately protected and to review and approve all related party transactions and potential conflict-of-interest situations. In addition, the Audit Committee, among other things, selects the external auditors, reviews the independence of external auditors, monitors compliance with internal controls and approves non-audit services performed by the external auditors. The Audit Committee held six meetings during the year ended December 31, 2002. The Audit Committee’s report for 2002 is included in this Proxy Statement.

Compensation Committee.    The members of the Compensation Committee (the “Committee”) are Messrs. Bennett, Carollo, Cole, Dick (since his appointment on March 14, 2003), Howard, Malone and Rochelle. The Board established the Committee on January 30, 2002. The Committee administers the employee stock option plans, and in this capacity approves all option grants to the executive officers and management under United’s 1993 Stock Option Plan (the “Employee Plan”). It also makes recommendations to the Board with respect to the compensation of the Chairman of the Board and the Chief Executive Officer and approves the compensation paid to other senior executives. The Committee held three meetings during the year ended December 31, 2002. The Committee’s report for 2002 is included in this Proxy Statement.

During the year ended December 31, 2002, the Board had 12 meetings, either in person or via telephonic conference. Except for Messrs. Bennett, Malone and M. Schneider, none of the directors attended fewer than 75% of the meetings of the Board and of any committee of which he is a member.

PROPOSAL 2 – APPROVAL OF THE INCENTIVE PLAN

United’s Employee Plan expired by its terms on June 1, 2003. On August 19, 2003, the Board adopted United’s Equity Incentive Plan (the “Incentive Plan”) effective September 1, 2003, and directed that the Incentive Plan Proposal be submitted to a vote of the stockholders of United at the Meeting. The purpose of the Incentive Plan is to provide a means whereby employees, consultants and non-employee directors are encouraged to continue in the long-term service of United and to create in such persons a more direct interest in the future success of the operations of United by relating incentive compensation to increases in stockholder value, so that the income of those participating in the Incentive Plan is more closely aligned with the income of United’s stockholders. The Board has reserved 39,000,000 shares of common stock, plus an additional number of shares on January 1 of each year equal to 1% of the aggregate shares of Class A and Class B common stock outstanding, for the Incentive Plan.

Summary.    The Incentive Plan permits the grant of the following awards (the “Awards”): stock options (“Options”), restricted stock awards (“Restricted Stock”), stock appreciation rights (“SARs”), stock bonuses (“Stock Bonuses”), stock units (“Stock Units”) and other grants of stock. Employees, consultants and non-employee directors of United and affiliated entities designated by the Board may receive Awards under the Incentive Plan, provided, however, that only non-qualified Options may be granted to non-employee directors. The Committee has the authority to grant Awards under the Incentive Plan to employees and consultants, and may, under certain circumstances, delegate to officers of United the authority to grant Awards to specified groups of employees and consultants. References in the following discussion to the Committee’s power to make grants of Awards and establish the terms of Awards shall include the officers of United to whom such power has been delegated by the Committee. The Board has the sole authority to grant Options under the Incentive Plan to non-employee directors. The Incentive Plan is subject to, and will become effective upon, approval of the Incentive Plan Proposal by the requisite vote of stockholders at the Meeting.

The Awards that will be granted under the Incentive Plan to eligible employees, consultants and non-employee directors are not determinable because the Committee or Board, as the case may be, may choose to make Awards or may choose to decline to make Awards in accordance with the Committee’s or Board’s existing policies and the terms of the Incentive Plan. The Incentive Plan terminates August 31, 2013. For stock based Awards, the maximum aggregate number of shares that may be issued under the Plan at any time shall be an aggregate of 39,000,000 shares, which may be any combination of Class A common stock or Class B common stock as the Committee may determine in its sole discretion, plus an additional number of shares, which may be any combination of Class A common stock or Class B common stock as the Committee shall determine in its sole discretion, on January 1 of each calendar year (beginning with calendar year 2004) during the duration of the Incentive Plan equal to 1% of the aggregate number of shares of Class A common stock and Class B common stock outstanding on December 31 of the immediately preceding calendar year, provided, however, that the number of shares of Class B common stock as to which Awards may be granted may not exceed 3,000,000, minus the number of shares of Class B common stock as to which Awards have been granted under previous option or incentive plans, unless and until a greater number of shares of Class B common stock may be covered by Awards consistent with the terms of United’s Restated Certificate of Incorporation and the Existing Standstill Agreement. The market value of the shares of Class A common stock that may be awarded under the Incentive Plan is approximately $239.85 million, which is based on the maximum number of shares that may be awarded under the Incentive Plan multiplied by $6.15, the last reported sales price of the Class A common stock on the Nasdaq National Market on July 31, 2003.

The Board believes it is in the best interest of United to approve the Incentive Plan. The approval of the Incentive Plan will allow United to grant Awards to attract and retain new employees and to further compensate, where appropriate, current employees to whom it has previously awarded options under the Employee Plan. The approval of the Incentive Plan will also allow United to grant Options to encourage non-employee directors to remain with United and to invest in the Common Stock of United.

Approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the combined voting power of the Class A common stock, the Class B common stock and the Class C common stock as of the Record Date, represented in person or by proxy at the Meeting.

The board of directors recommends that stockholders approve the Incentive Plan. The principal features of the Incentive Plan are summarized below:

Administration of the Incentive Plan.    The Committee will administer and interpret the Incentive Plan subject to the authority of the Committee to delegate certain functions to officers of United. The Committee will be structured at all times so that it satisfies the “outside director” requirement for the exemption pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As to administration of Options, the Board will have such powers with respect to the grant of Options to non-employee directors.

Adjustments.    The number of shares is subject to adjustment on account of stock splits, stock dividends, recapitalizations and other dilutive changes in the Class A and Class B common stock. The Committee also has discretion to make adjustments in the event of an asset distribution by United, a grant to stockholders to acquire additional shares on a pro rata basis or any other changes in the outstanding Common Stock.

Options.    The Incentive Plan provides for the grant of either incentive stock options (the “Incentive Options”) within the meaning of Section 422 of the Code or non-qualified stock options (the “Non-Qualified Options”). Incentive Options may be granted only to employees.

The Committee has the sole discretion to determine the employees and consultants to whom Options may be granted, the type of Options granted and the manner in which the Options will vest. The Board has the sole discretion to determine the non-employee directors to whom Non-Qualified Options may be granted and the manner in which the Non-Qualified Options will vest. An Incentive Option, however, can vest each year with respect to no more than $100,000 in value of Common Stock based upon fair market value of the Common Stock on the date of grant of the Incentive Option. Options covering no more than 5,000,000 shares of Class A and Class B common stock in the aggregate may be granted to a single participant during any calendar year.

The Committee determines the Option term, which can be no longer than 10 years (5 years in case of an Incentive Option granted to an employee who owns Class A and Class B common stock having more than 10.0% of voting power). The Committee determines the exercise price for each Option, which may be more than, less than or equal to the fair market value of the Class A or Class B common stock subject to the Options on date of grant. Incentive Options must, however, have an exercise price that is at least equal to fair market value of the Class A or Class B common stock on the date the Incentive Option is granted (at least equal to 110.0% of fair market value in the case of an Incentive Option granted to an employee who owns Class A and Class B common stock having more than 10.0% of the voting power).

An option holder may exercise an Option by written notice and payment of the exercise price (i) in cash or certified funds, (ii) by the surrender of a number of shares of Class A or Class B common stock already owned by the option holder for at least six months (or other period specified by the Committee) and with a fair market value equal to the exercise price, (iii) through a broker’s transaction by directing the issuance of a certificate for the Class A or Class B common stock to a broker who will sell all or a portion of such Common Stock to pay the exercise price or make a loan to the option holder to permit the option holder to pay the exercise price, or (iv) any combination of the foregoing methods. Option holders who are subject to withholding of federal and state income tax as a result of exercising an Option may satisfy the income tax withholding obligation through the withholding of a portion of the Common Stock to be received upon the exercise of the Option.

Stock Appreciation Rights.    SARs may be granted to employees or consultants and may entitle the recipient to shares of Common Stock, cash or both. A SAR may be granted under the Incentive Plan to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Class A or Class B common stock subject to the Related Option (a “Tandem SAR”) or may be granted separately to an eligible person (a “Free Standing SAR”). A Tandem SAR may be granted either concurrently with the grant of the Related Option or if the Related Option is a Non-Qualified Option, at any time thereafter and prior to the complete exercise, termination, expiration or cancellation of the Related Option. A Tandem SAR will be exercisable only at the time and to the extent that the Related Option is exercisable and may be subject to such additional limitations on exercisability as the related agreement may provide and in no event after the complete termination or full exercise of the Related Option. Upon exercise of a Tandem SAR, the Related Option will be deemed to have been exercised to the extent of the number of shares of Common Stock with respect to which such Tandem SAR is exercised. Upon the exercise or termination of the Related Option, the Tandem SAR will be canceled automatically to the extent of the number of shares of the Common Stock with respect to which the Related Option was so exercised or terminated. Free Standing SARs will be exercisable at the time, to the extent and upon the terms and conditions determined by the Committee. Upon exercise of a SAR, the holder will be entitled to receive from United, for each share of the applicable class of Common Stock with respect to which the SAR is exercised, an amount equal to the excess of the fair market value of a share of such Common Stock on the date of exercise over the base price per share of such SAR. Such amount shall be paid in cash, shares of the applicable class of Common Stock (valued at their fair market value on the date of exercise of the SAR) or a combination thereof as specified by the Committee in its sole discretion. The Committee may, in its sole discretion, provide for a limit on the amount payable to the holder of the SAR, either upon exercise or in the aggregate, and may establish such other rules and regulations with respect to each grant of SARs as it may determine. The Committee will have the right in its sole discretion to pay cash in full or partial settlement of a SAR.

Restricted Stock Awards.    The Committee may grant Restricted Stock Awards consisting of shares of Common Stock with such restrictions as the Committee shall determine, including but not limited to a period of time which must elapse (the “Restricted Period”) or attainment of performance goals or such other restrictions, terms and conditions that must be fulfilled, before the Restricted Stock will become vested. The provisions of any Restricted Stock Award need not be the same with respect to each recipient and are subject to such restrictions as the Committee may establish. Shares of Common Stock may be issued either at the time of the Restricted Stock Award or upon satisfaction of the applicable vesting requirements. If shares of Common Stock will be issued upon vesting of a Restricted Stock Award, the Committee may provide for the payment of dividend equivalents equal to the dividends that would have been paid with respect to the shares of Common Stock covered by the Award during the Restricted Period and such dividend equivalents may be paid either during the Restricted Period or upon vesting of the Restricted Stock Award. Upon becoming the holder of record of the Restricted Stock, the holder will have the right to vote Restricted Stock and to receive such dividends and other distributions, which are paid or distributed on such Restricted Stock, as the Committee may designate, and generally to exercise all other rights as a holder of Common Stock, except that, until the restrictions elapse: (a) such holder will not be entitled to take possession of the stock certificates representing the Restricted Stock; (b) other than dividends and distributions as the Committee may designate, the Company will retain custody of all distributions and such distributions will be subject to the same restrictions, terms and vesting, and other conditions as are applicable to the Restricted Stock; and (c) such holder may not sell, transfer or otherwise dispose of the Restricted Stock. A breach of any restrictions, terms or conditions established by the Committee with respect to any Restricted Stock Award will cause a forfeiture of such Restricted Stock.

Upon expiration of the applicable Restriction Period and the satisfaction of any other applicable conditions, all or part of the Restricted Stock thereon will become vested. Any Restricted Stock, which does not vest, will be forfeited.

Stock Units.    The Incentive Plan also authorizes the Committee to grant to eligible persons, either alone or in addition to Options, SARs and Restricted Stock, Awards of Stock Units consisting of shares of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based on, the fair market value of such Common Stock. The Committee will determine all terms and conditions of Stock Unit Awards, including any restrictions on transfer, any cash payment, deferral periods, or performance requirements. The provisions of any Stock Unit Award need not be the same with respect to each recipient and are subject to such rules as the Committee may establish at the time of grant.

Stock Bonuses.    Under the Incentive Plan, the Committee may grant Stock Bonuses to eligible persons. Stock Bonuses may be outright grants of Common Stock or may be grants of Common Stock subject to certain specified performance or employment goals.

Non Transferability.    Except as permitted by law, unless otherwise determined by the Committee and provided in the Award Certificate, Awards are non-transferable, except by will or pursuant to the laws of descent and distribution or pursuant to a domestic relations order and, except as otherwise required pursuant to a domestic relations order, Awards may be exercised during the lifetime of the holder thereof only by such holder (or his or her court appointed legal representative).

Effect of Termination of Services.    Unless the Committee specifies otherwise, the following provisions apply with respect to the exercisability of an Award following the termination of the holder’s services. With respect to Awards of Options and SARs, the following provisions apply. If a holder’s employment, consulting relationship or directorship terminates within six months after the Award’s grant date for any reason other than death or disability, or if the employment of the holder is terminated for cause at any time, the Award is void for all purposes. If the holder’s employment, consulting relationship or directorship terminates because the holder becomes disabled, the Award will terminate one year after termination. If a holder retires on or after age 62, the Award will terminate one year after retirement; provided that an Incentive Option not exercised within three months after retirement will become a Non-Qualified Option. If the holder’s employment, consulting relationship or directorship terminates other than for cause, disability, death or retirement and such termination occurs more than six months after the date of grant, the Award will expire one year from the date of termination with respect to Non-Qualified Options and three months from the date of termination with respect to Incentive Options. If the holder dies while employed, while a consultant, while a director or within the applicable exercisability period described above, the Award will terminate one year after the date of death. In all cases other than disability or death, the Award may be exercised only to the extent it was vested at the date the employment or consulting relationship is terminated, and only if it has not expired according to its terms. In cases of disability or death, while the option holder is performing services for United, the Award will vest fully and may be exercised as to all the shares subject to the Award, but only in accordance with its original terms.

With respect to Awards of Restricted Stock, the following provisions apply. If the holder’s services terminate by reason of death or disability, all restrictions will lapse and the Award will become nonforfeitable. If the holder retires, the restrictions on a pro rata portion of the Award will lapse and become nonforfeitable and the remaining portion of the Award will be forfeited. If the holder’s services are terminated other than for death, disability or retirement, the portion of the Award as to which the restrictions have not been satisfied will be forfeited.

With respect to Stock Units, Stock Bonuses or other Common Stock Awards, the termination provisions will be as determined by the Committee.

Award Provisions.    The Committee may, in its sole discretion, provide for such limitations and restrictions on Awards granted under the Incentive Plan as it may determine from time to time. The Committee may, in its sole discretion, provide for limitations on the amount payable with respect to an Award in order to avoid the excise tax provisions of Section 4999 of the Code or may provide for cash payments to the holder of an Award to mitigate the impact of such excise tax provisions.

Merger and Reorganization.    Upon the occurrence of (i) the merger or consolidation of United (other than a merger or consolidation in which United is the continuing company and that does not result in any changes in the outstanding shares of Common Stock), (ii) the sale of all or substantially all of the assets of United (other than a sale in which United continues as the holding company of an entity that conducts the business formerly conducted by United), or (iii) the dissolution or liquidation of United, all outstanding Awards will terminate automatically when the event occurs, if United gives the Award holders 15 days prior written notice of the event. When the notice is given, all outstanding Awards fully vest, all restrictions will lapse, and all Awards will become payable and become exercisable prior to the event. Notice is not required for a merger or consolidation or for a sale if United, the successor or the purchaser makes adequate provision for the assumption of the outstanding Awards or the substitution of new Awards on terms comparable to the outstanding Awards.

Change in Control.    Upon a “change in control” of United, without the prior approval of at least a majority of the members of the Board unaffiliated with the successor or purchaser, all outstanding Options will vest fully, all restrictions on outstanding SARs will lapse, all outstanding Stock Units will become payable and all other outstanding Awards will become exercisable or vest fully. Upon a “change in control” of United with the prior approval of at least a majority of the members of the Board unaffiliated with the successor or purchaser, and either the holder’s service with United is terminated within one year after the change in control, other than for cause, or the holder resigns within one year following such date as a result of being assigned duties materially different from the holder’s duties, authority or responsibilities prior to such date and United has failed to remedy the circumstances, all outstanding Options will vest fully, all restrictions on outstanding SARs will lapse, all outstanding Stock Units will become payable and all other outstanding Awards will become exercisable or vest fully. A “change in control” occurs if (i) more than 50.0% of the voting power in the election of directors of United’s voting stock is acquired by any person or group and such person has the ability to elect a majority of the Board or (ii) individuals who are members of the Board at the beginning of a 24-month period cease to make up at least two-thirds of the Board at anytime during that period, unless the election of new members was approved by the majority of the Board in office immediately prior to such 24-month period and of new members who were so approved; provided, however, any increased ownership by Liberty and its affiliates or successors or increase in the number of directors appointed or elected by Liberty and its affiliates or successors will not be a change of control.

Amendment and Termination.    The Board may amend the Incentive Plan in any respect at any time, but no amendment can impair any Award previously granted or deprive an option holder of any Common Stock acquired without the Award holder’s consent. The Incentive Plan will terminate on August 31, 2013, unless sooner terminated by the Board.

Federal Income Tax Consequences.    The following summary generally describes the principal federal (but not state and local) income tax consequences of certain Awards made pursuant to the Incentive Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular recipient or to United. In particular, this summary is qualified in its entirety by the discussion of Section 162(m) of the Code, discussed below under “Limitations on Deductions.” The provisions of the Code and the regulation thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances.

Options.    When a Non-Qualified Option is granted, there are no income tax consequences for the option holder or United. When a Non-Qualified Option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The compensation recognized by an employee is subject to income tax withholding. United is entitled to a deduction equal to the compensation recognized by the option holder for United’s taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an Incentive Option is granted, there are no income tax consequences for the option holder or United. When an Incentive Option is exercised, the option holder does not recognize income and United does not receive a deduction. The option holder must, however, treat the excess of the fair market value of the Common Stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a “disqualifying disposition” of the Common Stock (described below) in the same taxable year that the Incentive Option was exercised, there are no alternative minimum tax consequences.

If the option holder disposes of the Common Stock after the option holder has held the Common Stock for at least two years after the Incentive Option was granted and 12 months after the Incentive Option was exercised, the amount the option holder receives upon disposition over the exercise price is treated as long-term capital gain for the option holder. United is not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the Common Stock by disposing of the Common Stock before it has been held for at least two years after the Incentive Option was granted and one year after the date the Incentive Option was exercised, the option holder recognizes compensation income equal to the excess of (i) fair market value of the Common Stock on the date the Incentive Option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. At present, United is not required to withhold. United is entitled to a deduction equal to the compensation recognized by the option holder for United’s taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Stock Appreciation Rights.    For federal income tax purposes, the grant of a SAR will not result in taxable income to the holder or a tax deduction to United. Upon exercise of a SAR, the amount of cash and fair market value of shares received by the holder, less cash or other consideration paid (if any), is taxed to the holder as ordinary income and United will receive a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax withholding. However, if the holder receives Common Stock upon the exercise of a SAR and is then subject to the restrictions under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the holder elects otherwise, the amount of ordinary income and deduction will generally be measured at the time such restrictions lapse.

Restricted Stock.    The award of Restricted Stock will not result in taxable income to the employee or a tax deduction to United for federal income tax purposes. Upon expiration of the Restriction Period applicable to the Restricted Stock awarded, or, if applicable, at such later date as the restrictions under Section 16(b) of the Exchange Act described above expire, the fair market value of such shares at such expiration date, less cash or other consideration paid (if any), will be included in the holder’s ordinary income as compensation, except that, in the case of Restricted Stock issued at the beginning of the Restriction Period, the holder may elect to include in his ordinary income as compensation at the time the Restricted Stock is awarded, the fair market value of such shares at such time, less any amount paid therefor. Absent the making of the election referred to in the preceding sentence, any cash dividends or other distributions paid with respect to Restricted Stock prior to expiration of the applicable Restriction Period will be included in the holder’s ordinary income as compensation at the time of receipt. In each case, United will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax withholding.

Stock Units.    The federal income tax consequences of the award of Stock Units will depend on the conditions of the Award. Generally, the transfer of cash or property will result in ordinary income to the recipient and a tax deduction to United. If there is a substantial risk that the property transferred will be forfeited (for example, because receipt of the property is conditioned upon the performance of substantial future services), the taxable event is deferred until the risk of forfeiture lapses. The recipient may generally elect to accelerate the taxable event to the date of transfer, however, even if the property is subject to a substantial risk of forfeiture. If this election is made, subsequent appreciation is not taxed until the property is sold or exchanged (and the lapse of the forfeiture restriction does not create a taxable event). Generally, any deduction for United occurs only when ordinary income in respect of an Award is recognized by the recipient (and then the deduction is subject to reasonable compensation and withholding requirements). Because Stock Unit Awards will be subject to whatever conditions may be determined by the Committee, the federal income tax consequences to the recipient and to United will depend on the specific conditions and terms of the Award.

Limitations on Deductions.    Under Section 162(m) of the Internal Revenue Code, United may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer or any one of the other four highest-paid executive officers who are employed by United on the last day of the taxable year. Certain “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders, is not, however, subject to this limitation on deductibility. United has structured the Incentive Plan with the intention that the compensation with respect to Options would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code. Compensation attributable to other Awards under the Incentive Plan may or may not qualify for the performance-based compensation exception, depending upon the specific terms of each Award.

The Board recommends a vote FOR the Incentive Plan Proposal.

INDEPENDENT AUDITORS

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that United specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

To the Board of Directors of UnitedGlobalCom, Inc.:

The Audit Committee presently consists of the four non-employee directors named below. All of the members of the Audit Committee meet the independence requirements set forth in the Nasdaq rules, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). In addition, the Board has reviewed the financial experience of Mr. Dick and has determined that he is an audit committee “financial expert” as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix A.

United’s management is responsible for United’s financial reporting process and its internal controls. The independent auditors are responsible for auditing United’s consolidated financial statements and issuing a report thereon. The Audit Committee is responsible for reviewing and monitoring these activities of United’s management and the independent auditors. The Audit Committee has the authority to conduct investigations into matters within its responsibilities and to retain outside counsel, experts and other agents as it deems appropriate to assist in any such investigation. In addition, the Audit Committee recommended to the Board United’s independent auditors, KPMG LLP, and pre-approves all audit and non-audit services to be performed by the independent auditors. Commencing in 2003, the Audit Committee will be responsible for selecting United’s independent auditors.

In this role, the Audit Committee of United has reviewed and discussed with management and the independent auditors (including private sessions with independent auditors) United’s Audited Consolidated Financial Statements as of and for the year ended December 31, 2002, set forth in United’s Annual Report on Form 10-K for the year ended December 31, 2002. The Audit Committee has discussed with the independent auditors the matters required to be discussed in accordance with the Statement of Auditing Standards No. 61, “Communication with Audit Committees”, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants. Such statement includes, among other things, matters related to the conduct of an audit of United’s financial statements and its internal quality control procedures.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independent Discussions with Audit Committees”, as amended by the Independence Standards Board, and has discussed with the auditors their independence from United. The Audit Committee has performed its role in an oversight capacity and relies upon the management of United and the independent auditors to prepare United’s annual financial statements in accordance with generally accepted accounting principals.

Based upon the Audit Committee’s discussions with management of United and the independent auditors as referred to above, the Audit Committee recommended to the Board and the Board approved the inclusion of the Audited Consolidated Financial Statements referred to above in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC.

Audit Committee (1)

John P. Cole, Jr., Chair

Albert M. Carollo

John W. Dick

Curtis Rochelle

(1)	Mr. Dick joined the Audit Committee after Fiscal 2002.

Fees Paid to Auditors

Audit Fees.    The fees incurred by United and its consolidated subsidiaries during Fiscal 2002 were approximately $3.4 million paid to KPMG LLP (“KPMG”) and its international affiliates for Fiscal 2002 audit services and approximately $1.6 million paid to Arthur Andersen LLP (United’s former independent auditor as explained below), of which $1.2 million related to Fiscal 2001 audit services and the rest was for Fiscal 2002 audit services. The fees incurred for audit related services includes quarterly reviews and statutory audits. All other fees incurred by United were approximately $2.4 million paid to KPMG and its international affiliates, and approximately $1.4 million paid to Arthur Andersen LLP. United incurred such other fees for non-audit services approved by the Audit Committee, which services included primarily tax compliance and consulting on tax issues.

Financial Information Systems Fees.    Prior to United’s appointment of KPMG as its independent auditor, United used KPMG Accountants, N.V., an international affiliate of KPMG, for a financial information system design and implementation at UPC for which KPMG Accountants, N.V. received $337,000. Except as stated in the prior sentence, United did not use the independent auditors with respect to financial information systems design and implementation during 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and that such services are permitted by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated with respect thereto. Representatives from KPMG are expected to be present at the Meeting and shall have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Changes in Certifying Accountant

On July 11, 2002, the Board dismissed Arthur Andersen LLP (“Arthur Andersen”) as its independent auditor, and engaged KPMG as its independent auditor for the fiscal year ending December 31, 2002. The engagement of KPMG was effective as of July 11, 2002. This determination was based upon the recommendation of United’s Audit Committee. Arthur Andersen had served as the independent auditor of both United, which was formed in 2001, and its subsidiary through which it holds the majority of its operations, UGC Holdings.

Except as noted in the following sentence, during the recent fiscal years of United and UGC Holdings ended December 31, 2001, and the subsequent interim periods through the date of Arthur Andersen’s dismissal and KPMG’s appointment, there were no disagreements between United or UGC Holdings, on the one hand, and Arthur Andersen, on the other, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports. In connection with UGC Holdings’ Annual Report on Form 10-K for the year ended December 31, 2001, UGC Holdings and Arthur Andersen disagreed on the appropriate application of accounting principles generally accepted in the United States to the valuation of certain features embedded in some of the cross currency and interest rate derivative contracts of UPC, United’s publicly traded subsidiary with operations in Europe. The Audit Committees of United, UGC Holdings and UPC discussed the matter with Arthur Andersen. This disagreement was resolved following discussions among United, UGC Holdings and UPC personnel, Arthur Andersen and the Office of the Chief Accountant of the SEC. United has authorized Arthur Andersen to respond fully to any inquiry regarding this disagreement that KPMG may have. United, UGC Holdings and UPC did not consult with KPMG with regard to this matter. During the two fiscal years ended December 31, 2001 and subsequent interim periods through the date of Arthur Andersen’s dismissal and KPMG’s appointment, neither United nor UGC Holdings consulted with KPMG with regard to the application of accounting principles to any transaction, completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of United or UGC Holdings.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of United and UGC Holdings ended December 31, 2001, or within any subsequent interim period through the date of Arthur Andersen’s dismissal and KPMG’s appointment.

Except as noted in the following sentence, the audit reports of Arthur Andersen on the consolidated financial statements of United and UGC Holdings as of December 31, 2000 and 2001, and for each of the three fiscal years ended December 31, 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In its audit report dated April 12, 2002 (except with respect to the matter discussed in Note 23 to United’s consolidated financial statements, as to which the date is May 14, 2002) on United’s consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 and in its audit report dated April 12, 2002 on UGC Holdings’ consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001, Arthur Andersen included the following statement:

The accompanying financial statements have been prepared assuming that United will continue as a going concern. As discussed in Note 2 to the financial statements, United has suffered recurring losses from operations, is currently in default under certain of its significant bank credit facilities, senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency and raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should United be unable to continue as a going concern.

After reasonable efforts, United has been unable to obtain the letter from Arthur Andersen that is required by Item 304(a)(3) of Regulation S-K.

MANAGEMENT

Executive Officers.    The following lists the executive officers of United, their ages, a description of their business experience and their positions with United as of July 31, 2003. All officers are appointed for an indefinite term, serving at the pleasure of the Board.

Gene W. Schneider, 76, served as Chairman of United’s predecessor UGC Holdings since May 1989 and has served as Chief Executive Officer of that company since 1995. Mr. Schneider became Chairman and Chief Executive Officer of United at its inception in February 2001. He also serves as an officer and/or director of various direct and indirect subsidiaries of United, including a director of ULA since 1998 and an advisor to the Supervisory Board of UPC since 1999. In addition, from 1995 until 1999, Mr. Schneider served as a member of the UPC Supervisory Board. Mr. Schneider has been with United and UGC Holdings since their inceptions in 2001 and 1989, respectively. Mr. Schneider is also a director of Austar United.

Michael T. Fries, 40, served as a director of United’s predecessor UGC Holdings from November 1999 to June 2002 and as its President and Chief Operating Officer since September 1998. Mr. Fries became President and a director of United in February 2001, and Chief Operating Officer of United in September 2001. In March 2002, Mr. Fries became a member of the Office of the Chairman for United and for UGC Holdings. In addition, he serves as an officer and/or director of various direct and indirect subsidiaries of United, including as a member of the UPC Supervisory Board since September 1998 and as Chairman thereof since February 1999; a member of the Priority Telecom Supervisory Board since November 2000; and President of ULA since 1998 and a director thereof since 1999. Through these positions, Mr. Fries is responsible for overseeing the day-to-day operations of United on a global basis and for the development of United’s business opportunities worldwide. Mr. Fries has been with United since its inception and with UGC Holdings since 1990. Mr. Fries is a director of Austar United.

Mark L. Schneider, 48, served as a director of UGC Holdings from April 1993 to June 2002 and became a director of United in January 2002. In March 2002, Mr. Schneider became a member of the Office of the Chairman for United and for UGC Holdings. He served as the Chairman of UPC’s Board of Management from April 1997 until September 2001. Mr. Schneider has also served as a member of the Supervisory Board of Priority Telecom since July 2000. From April 1997 to September 1998, he served as President of UPC and from September 1998 until September 2001, he served as Chief Executive Officer of UPC. From December 1996 until December 1999, he served as an Executive Vice President of UGC Holdings. Mr. Schneider is a director of SBS Broadcasting S.A.

Ellen P. Spangler, 54, became Senior Vice President of Business and Legal Affairs and Secretary of United in September 2001. She has also served as Senior Vice President of Business and Legal Affairs and Secretary of UGC Holdings since December 1996 and as a member of the Supervisory Board of UPC since February 1999. In addition, she serves as an officer and/or director of various direct and indirect subsidiaries of United. Ms. Spangler is responsible for the legal operations of United and UGC Holdings. Ms. Spangler has been with UGC Holdings since 1991 and with United since 2001.

Frederick G. Westerman III, 37, became Chief Financial Officer of United in September 2001. He has served as Chief Financial Officer of UGC Holdings since June 1999. His responsibilities include oversight and planning of United’s and UGC Holdings’ financial and treasury operations. He also serves as an officer and/or director of various direct and indirect subsidiaries of United. Prior to joining UGC Holdings and United, Mr. Westerman served as Treasurer for EchoStar Communications Corporation where he was responsible for oversight of that company’s treasury operations as well as investor relations and corporate budgeting.

Senior Management.    The following lists other officers who are not executive officers of United but who make significant contributions to United and it subsidiaries.

James R. Clark, 48, became Vice President, Regional Operations, on May 1, 1999, where he oversees all operations in Asia/Pacific and Latin America. Mr. Clark has also served as a Vice President of ULA since June 1999 and as a Vice President of United Asia/Pacific Communications, Inc. since August 1999. Prior to his current positions he served as the Regional Manager for Austar Entertainment Pty Limited (“Austar”) from 1997 to May 1999. From January 1996 to 1997, Mr. Clark served as Satellite Operations Manager at Austar where he was responsible for launching direct broadcast satellite service in rural Australia.

Phil Colby, 46, became Vice President, Engineering in August 2001, where he has oversight of the engineering activities of United. Prior to his current position, he served as Regional Vice President Telephony Engineering for the Asia/Pacific and Latin America regions from January 2000 to August 2001. From June 1998 to January 2000, Mr. Colby served as Director of Telephony Operations for Priority Telecom in Austria, where he was responsible for the implementation and technical launch of telephony services. Mr. Colby has been with UGC Holdings since 1995 and with United since 2001.

Valerie L. Cover, 46, became the Controller and a Vice President of United in September 2001 and has served as the Controller for UGC Holdings since October 1990 and as a Vice President of UGC Holdings since December 1996. In addition, she serves as an officer or director of various direct and indirect subsidiaries of United. Ms. Cover is responsible for the accounting, financial reporting and information technology functions of United. Ms. Cover has been with United and UGC Holdings since 2001 and 1990, respectively.

Mauricio Ramos, 34, became Vice President, Business Development in January 2002. Mr. Ramos currently serves as a member of the board of directors of VTR and MGM Networks Latin America LLC, a joint venture between ULA and MGM. Prior to his current positions, Mr. Ramos served as Vice President, Business Development for Latin America. Mr. Ramos was a partner and Vice President at Investment Banking Services (IBS) Ltd., the Morgan Stanley representative for the Andean Pact countries, from 1998 to 1999, and Assistant Director of the Deutsche Morgan Grenfell office in Colombia from 1996 to 1997. Mr. Ramos has been with UGC Holding since 1999 and with United since 2001.

Blas Tomic, 53, became the President of VTR in April 1999. From 1994 to 1999, Mr. Tomic served as Executive Member of the board of VTR, Cia. Nacional de Teléfonos and Cia. Teléfonos de Coyhaique S.A. During 1996 and 1997, Mr. Tomic served as Executive Member of the board of CTC-VTR Comunicaciones Móviles S.A. Mr. Tomic also has represented the Government of Chile, Ministry of Finance, in the United States and served as executive director of, and Chilean representative at, the Inter-American Development Bank.

Tina M. Wildes, 42, served as a director of UGC Holdings, United’s predecessor, from November 1999 to June 2002, and became a director of United on January 30, 2002. Except for one year during which Ms. Wildes served as a consultant to UGC Holdings, she has also served as a Senior Vice President of that company since May 1998. In March 2002, Ms. Wildes became the Senior Vice President of Business Administration for United. In addition, Ms. Wildes has served as a member of the Supervisory Board of UPC since February 1999. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UGC Holdings, providing oversight of that company’s programming operations for various subsidiaries. Ms. Wildes has been with UGC Holdings since inception in 1989 and with United since 2001.

Executive Compensation

The following table sets forth the aggregate annual compensation for United’s Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered during the fiscal years ended December 31, 2002, December 31, 2001, and December 31, 2000 (“Fiscal 2002”, “Fiscal 2001” and “Fiscal 2000”, respectively). The information in this section reflects compensation received by the named executive officers for all services performed for United and its subsidiaries.

Summary Compensation Table

Name and Principal Position	Year	Salary($)		Annual Compensation Bonus($)		Other Annual Compensation ($)			Long-Term Compensation Securities Underlying Options(#)		All Other Compensation($)
Gene W. Schneider Chairman of the Board and Chief Executive Officer	2002 2001 2000	$ $ $	637,486 603,639 558,413	$ $ $	— — —	$ $ $	54,703 31,504 —	(1) (1)	4,000,000 250,000 100,000	(2) (5) (6)	$ $ $	638,935 3,149,323 6,371	(3)(4) (3)(4) (3)

Michael T. Fries Office of the Chairman (from 3/02), President and Chief Operating Officer	2002 2001 2000	$ $ $	543,120 514,406 448,173	$ $ $	— — —	$ $ $	11,269 12,576 2,714	(7) (7) (7)	3,350,000 500,000 200,000	(8) (5) (6)	$ $ $	27,183 6,171 6,371	(9) (9) (9)

Mark L. Schneider Office of the Chairman (from 3/02); Chief Executive Officer, UPC (until 9/01)	2002 2001 2000	$ $ $	571,010 553,654 516,585	$ $ $	— — —	$ $ $	17,481 98,665 136,777	(10) (10) (10)	1,950,000 2,500,000 300,000	(8) (12) (13)	$ $ $	6,571 6,171 6,356	(11) (11) (11)

Ellen P. Spangler Senior Vice President and Secretary	2002 2001 2000	$ $ $	304,745 288,697 263,173	$ $ $	— — —	$ $ $	— — —		700,000 — 260,000	(8) (15)	$ $ $	7,056 6,156 6,156	(14) (14) (14)

Frederick G. Westerman III Chief Financial Officer	2002 2001 2000	$ $ $	255,538 258,957 200,000	$ $ $	— — —	$ $ $	— — —		600,000 — 235,000	(8) (16)	$ $ $	6,571 6,171 6,071	(11) (11) (11)

(1)	Reflects compensation related to executive’s personal use of United’s aircraft and flight crew, which compensation has been calculated based upon the aggregate incremental cost of such usage to United for Fiscal 2002. Such compensation is based on the Standard Industry Fare Level (“SIFL”) method for valuing flights for personal use for Fiscal 2001 and Fiscal 2000. For Fiscal 2002, the value based on the SIFL method is $36,906. In accordance with applicable Treasury Regulations, United included the amounts based on SIFL for all such years as compensation in Mr. Schneider’s reportable income.

(2)	Pursuant to the Employee Plan, on January 30, 2002, Mr. Schneider was granted options to acquire 1,099,298 shares of Class A common stock and options to acquire 2,900,702 shares of Class B common stock.

(3)	Amount includes matching employer contributions made by United under the 401(k) Plan of $6,000, $5,100 and $5,100 for Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively, and term life insurance premiums paid by United for such officer’s benefit.

(4)	Includes the amount of premium UGC Holdings paid pursuant to a split dollar life insurance policy for Mr. Schneider and his spouse of $632,392 and $3,143,152, for Fiscal 2002 (paid in January 2002) and Fiscal 2001, respectively. Following the enactment of the Sarbanes-Oxley Act of 2002, no additional premiums have been paid by UGC Holdings in 2002. The policy is being continued by payments made out of the cash surrender value of the policy. In the event the law is subsequently clarified to permit UGC Holdings to again make the premium payments on the policy, UGC Holdings will pay the premiums annually until the first to occur of:

(a)	the date upon which the cash surrender value of the policy is sufficient to repay UGC Holdings for all premiums paid and to continue the policy with no further premium payments;

(b)	death of both insureds;

(c)	the owner of the policy fails to contribute to UGC Holdings an amount equal to the annual economic benefit of the policy; or

(d)	the policy is otherwise terminated in accordance with its terms.

Upon the occurrence of any of the events listed above, the owner will pay UGC Holdings an amount equal to the premiums paid. The policy is owned by a trust, the trustees of which are the children of Mr. Schneider. The owner has granted an assignment of the policy benefits in favor of UGC Holdings in the amount of the premiums paid by UGC Holdings.

(5)	Pursuant to the Austar United Executive Share Option Plan (the “Austar United Plan”), such officer was granted options to acquire ordinary shares of Austar United on May 12, 2001.

(6)	Pursuant to the ULA Stock Option Plan (the “ULA Plan”), such officer was granted phantom options based on shares of ULA Class A common stock on December 6, 2000.

(7)	Reflects compensation related to executive’s personal use of United’s aircraft and flight crew, which compensation has been calculated based upon the aggregate incremental cost of such usage to United for Fiscal 2002. Such compensation is based on the SIFL method for valuing flights for personal use. For Fiscal 2002, the value based on the SIFL method is $13,621. In accordance with applicable Treasury Regulations, United included the amounts based on SIFL for all such years as compensation in Mr. Fries’ reportable income.

(8)	Pursuant to the Employee Plan, during Fiscal 2002, such officer was granted options to acquire shares of Class A common stock.

(9)	Amount includes (i) matching employer contributions made by United under the 401(k) Plan of $5,500, $5,100 and $5,100 for Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively, (ii) $20,612 representing the outstanding balance of a personal loan forgiven by United in Fiscal 2002; and (iii) term life insurance benefits paid by United for such officer’s benefit.

(10)	Includes compensation related to executive’s personal use of United’s aircraft and flight crew, which compensation has been calculated based upon the aggregate incremental cost of such usage to United for Fiscal 2002. Such compensation is based on the SIFL method for valuing flights for personal use for Fiscal 2001 and Fiscal 2000. For Fiscal 2002, the value based on the SIFL method is $18,288. In accordance with applicable Treasury Regulations, United included the amounts based on SIFL for all such years as compensation in Mr. Schneider’s reportable income. In addition, Fiscal 2001 also includes $89,324 consisting of a housing allowance related to Mr. Schneider’s foreign assignment, and Fiscal 2000, also includes payments related to foreign assignment consisting of a housing allowance of $114,507 and tax preparation fees.

(11)	Amount includes matching employer contributions made by United under the 401(k) Plan of $5,500, $5,100 and $5,100 for Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively, and term life insurance benefits paid by United for such officer’s benefit.

(12)	Pursuant to UPC’s Stock Option Plan, as amended (the “UPC Plan”), Mr. Schneider was granted options to acquire UPC ordinary shares A on January 30, 2001.

(13)	Pursuant to the Employee Plan, Mr. Schneider was granted options for shares of Class A common stock on December 6, 2000.

(14)	Amount includes matching employer contributions made by United under the 401(k) Plan of $6,000, $5,100 and $5,100 for Fiscal 2002, Fiscal 2001 and Fiscal 2000, respectively, and term life insurance premiums paid by United for such officer’s benefit.

(15)	Pursuant to the Employee Plan, Ms. Spangler was granted options to acquire 175,000 shares of Class A common stock on December 6, 2000. Pursuant to the ULA Plan, Ms. Spangler was granted phantom options based on 35,000 shares of ULA common stock on December 6, 2000. Pursuant to the Austar United Plan, Ms. Spangler was granted options to acquire 50,000 ordinary shares of Austar United on December 20, 2000.

(16)	Pursuant to the Employee Plan, Mr. Westerman was granted options to acquire 150,000 shares of Class A common stock on December 6, 2000. Pursuant to the ULA Plan, Mr. Westerman was granted phantom options based on 35,000 shares of ULA common stock on December 6, 2000. Pursuant to the Austar United Plan, Mr. Westerman was granted options to acquire 50,000 Austar United ordinary shares on December 20, 2000.

The following table sets forth information concerning options granted to each of the executive officers named in the Summary Compensation Table above during Fiscal 2002. The table sets forth information concerning options to purchase shares of Class A common stock and Class B common stock granted to such officers in Fiscal 2002.

Option Grants in Last Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		Percentage of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/ Sh)		Market Price on Grant Date ($/Sh)		Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term (2)
										0% ($)		5% ($)		10% ($)
Gene W. Schneider Class A Common Class A Common Class B Common Class B Common	1,056,288 43,010 1,856,540 1,044,162	(3)	8.78 0.36 15.42 8.68	% % % %	$ $ $ $	5.00 5.11 5.00 5.00	$ $ $ $	4.65 4.65 4.65 4.65	1/30/2012 1/30/2007 1/30/2012 1/30/2012		— — — —	$ $ $ $	2,719,266 35,471 4,779,402 2,688,049	$ $ $ $	7,458,347 102,315 13,108,848 7,372,726
Michael T. Fries Class A Common Class A Common Class A Common	1,186,076 1,213,924 950,000	(3) (4)	9.85 10.09 7.89	% % %	$ $ $	5.00 5.00 1.40	$ $ $	4.65 4.65 4.97	1/30/2012 1/30/2012 5/7/2012	$	— — 3,391,500	$ $ $	3,053,387 3,125,077 6,360,826	$ $ $	8,374,767 8,571,399 10,916,355
Mark L. Schneider Class A Common Class A Common	1,000,000 950,000	(4)	8.31 7.89	% %	$ $	5.00 1.40	$ $	5.57 4.97	3/22/2012 5/7/2012	$ $	570,000 3,391,500	$ $	4,072,943 6,360,826	$ $	9,447,146 10,916,355
Ellen P. Spangler Class A Common Class A Common	646,519 53,481	(3)	5.37 0.44	% %	$ $	5.00 5.00	$ $	4.65 4.65	1/30/2012 1/30/2012		— —	$ $	1,664,372 137,679	$ $	4,565,008 377,624
Frederick G. Westerman III Class A Common Class A Common	564,346 35,654	(3)	4.69 0.30	% %	$ $	5.00 5.00	$ $	4.65 4.65	1/30/2012 1/30/2012		— —	$ $	1,452,830 91,786	$ $	3,984,792 251,749

(1)	Except as otherwise noted, all the stock options granted during Fiscal 2002 vest as to 1/8th of the shares 6 months after grant date and thereafter in 42 equal monthly increments. Vesting of the options granted would be accelerated upon a change of control of United as defined in the Employee Plan.

(2)	The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the underlying securities of the respective options, continued employment of the optionee through the term of the options and other factors.

(3)	The stock option vested 25% on date of grant and thereafter vests in 36 equal monthly increments.

(4)	The stock option was cancelled in January 2003, in connection with the foreclosure on the collateral for promissory notes of such officer. See “Certain Transactions – Company Loans Following Margin Calls”.

The following table sets forth information concerning the exercise of options and concerning unexercised options held by each of the executive officers named in the Summary Compensation Table above as of the end of Fiscal 2002.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)		Number of Securities Underlying Unexercised Options at FY-End (#) (1)		Value of Unexercised In-the-Money Options at FY-End ($) (2)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Gene W. Schneider Class A common stock Class B common stock UPC Phantom Shares (3) Austar United Shares ULA Phantom Shares (4) chello broadband Shares (5)	— — — — — —	$	— — — — 1,407,500 —	1,166,318 1,150,633 562,500 2,278,316 50,000 109,375	874,473 1,750,069 — 125,000 50,000 15,625	— — — — — —	— — — — — —
Michael T. Fries (6) Class A common stock UPC Phantom Shares (3) Austar United Shares ULA Phantom Shares (4) chello broadband Shares (5)	— — — — —	$	— — — 120,875 —	1,489,980 225,000 6,279,285 100,000 46,775	2,349,228 — 250,000 100,000 9,375	$160,583 — — — —	$791,667 — — — —
Mark L. Schneider (6) Class A common stock UPC Shares chello broadband Shares (5)	— — —		— — —	516,181 2,197,916 145,834	1,754,167 1,302,084 15,625	$158,333 — —	$791,667 — —
Ellen P. Spangler Class A common stock UPC Shares UPC Phantom Shares (3) Austar United Shares ULA Phantom Shares (4) chello broadband Shares (5)	— — — — — —	$	— — — — 167,389 —	518,382 42,187 45,000 358,618 22,500 21,875	622,746 2,813 — 35,913 18,750 3,125	$4,200 — — — — —	— — — — — —
Frederick G. Westerman III Class A common stock UPC Shares Austar United Shares ULA Phantom Shares (4) chello broadband Shares (5)	— — — — —		— — — — —	392,795 39,375 270,239 24,792 12,500	547,205 5,625 66,870 20,625 3,125	— — — — —	— — — — —

(1)	The number of securities underlying options have been adjusted to reflect the relinquishment of options under Asia/Pacific’s phantom stock option plan in exchange for options under the Austar United Plan in July 1999, and UPC’s 3-for-1 stock split on March 20, 2000.

(2)	The value of the options reported above is based on the following December 31, 2002 closing prices: $2.40 per share of Class A common stock as reported by the Nasdaq National Market; €0.06 (US$0.06 based on a 0.9545 conversion rate on December 31, 2002) per UPC ordinary share A as reported by Euronext; and A$0.170 (US$0.095 based on a 1.7819 conversion rate on December 31, 2002) per Austar United ordinary share as reported by the Australian Stock Exchange Limited. The value for the phantom options of ULA is based on the fair market value of $0.00 per share as determined by the Board at or prior to December 31, 2002, and the value of an option of chello broadband is 1.5 times the fair market value of a UPC ordinary share A on December 31, 2002.

(3)	Represents the number of shares underlying phantom stock options that UPC may pay in cash or shares of Class A common stock of United or ordinary shares A of UPC, at its election upon exercise thereof.

(4)	Represents the number of shares underlying phantom stock options that ULA may pay in cash or shares of Class A common stock of United or, if publicly traded, shares of ULA, at its election upon exercise thereof.

(5)	Represents the number of shares underlying phantom stock options, which chello broadband may pay in cash or shares of Class A common stock of United or ordinary shares A of UPC or, if publicly traded, ordinary shares of chello broadband, at its election upon exercise thereof.

(6)	In January 2003, United foreclosed upon all collateral pledged as security for promissory notes made or guaranteed by Mr. Fries and Mr. M. Schneider, respectively. As a result, all options reported in this table have been cancelled, except options for 2,400,000 Class A common stock granted to Mr. Fries, of which 867,429 shares were exercisable at December 31, 2002, and except for options for 1,000,000 shares of Class A common stock granted to Mr. M. Schneider, of which 187,500 shares were exercisable at December 31, 2002. See “Certain Transactions—Company Loans Following Margin Calls”.

Stock Option Plans

Employee Plan.    On June 1, 1993, UGC Holdings’ Board of Directors adopted the Employee Plan. The stockholders of UGC Holdings approved and ratified the Employee Plan, which was effective as of June 1, 1993. United adopted the Employee Plan incident to a series of transactions with UGC Holdings and Liberty, which restructured and recapitalized United’s business (the “merger transaction”). The Employee Plan provides for the grant of options to purchase up to 39,200,000 shares of Class A common stock, of which options for up to 3,000,000 shares of Class B common stock may be granted in lieu of options for shares of Class A common stock, to employees and consultants who are selected for participation in the Employee Plan. The Employee Plan is construed, interpreted and administered by the Committee. The Committee has discretion to determine the employees and consultants to whom options are granted, the number of shares subject to the options, the exercise price of the options (which may be below fair market value of the Class A or Class B common stock on the date of grant), the period over which the options become exercisable, the term of the options (including the period after termination of employment during which an option may be exercised), and certain other provisions relating to the options.

At December 31, 2002, employees had options to purchase an aggregate of 13,950,896 shares of Class A common stock outstanding under the Employee Plan at exercise prices ranging from $1.40 per share to $86.50 per share and options to purchase an aggregate of 3,000,000 shares of Class B common stock at exercise prices ranging from $4.75 per share to $5.00 per share; however, incentive options must be at least equal to fair market value of Class A or Class B common stock on the date of grant (at least equal to 110.0% of fair market value in the case of an incentive option granted to an employee who owns Common Stock having more than 10.0% of the voting power). Options covering no more than 5,000,000 shares of Class A and Class B common stock may be granted to a single participant during any calendar year. The Employee Plan expired June 1, 2003. Options outstanding prior to such date shall continue to be recognized, but no new grants of options may be made thereafter.

UPC Stock Option Plan.    UPC adopted the UPC Stock Option Plan (the “UPC Plan”) on June 13, 1996, as amended. Under the UPC Plan, UPC’s Supervisory Board may grant stock options to UPC employees. At December 31, 2002, UPC had options for 21,122,221 ordinary shares A outstanding under the UPC Plan. UPC may from time to time increase the number of shares available for grant under the UPC Plan. Options under the UPC Plan are granted at fair market value at the time of the grant unless determined otherwise by UPC’s Supervisory Board.

All options are exercisable upon grant and for the next five years. In order to introduce the element of “vesting” of the options, the UPC Plan provides that the options are subject to repurchase rights reduced by equal monthly amounts over a “vesting” period of 36 months for options granted in 1996 and 48 months for all other options. If the employee’s employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to UPC at the original purchase price and all vested options must be exercised within 30 days of the termination date. UPC may alter these vesting schedules in its discretion.

On December 3, 2002, UPC commenced a voluntary proceeding under Chapter 11 of the U.S. Bankruptcy Code and a voluntary Dutch moratorium of payments proceeding in The Netherlands as part of a reorganization. Upon completion of the reorganization, all options granted under the UPC Plan will be cancelled under the U.S. bankruptcy proceeding. The reorganization is in its final stages. See “Certain Transactions—UPC Transactions”.

UPC Phantom Stock Option Plan.    Effective March 20, 1998, UPC adopted the UPC Phantom Stock Option Plan (the “UPC Phantom Plan”). Under the UPC Phantom Plan, UPC’s Supervisory Board may grant employees the right to receive an amount in cash or stock, at UPC’s option, equal to the difference between the fair market value of the ordinary shares A and the stated grant price for the phantom options based on a specified number of ordinary shares A. Through December 31, 2002, options based on 2,952,653 ordinary shares A remained outstanding. The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event later than 10 years following the date of the grant. Upon exercise of the phantom options, UPC may elect to issue such number of ordinary shares A or shares of United’s Class A common stock as is equal to the value of the cash difference in lieu of paying the cash. If UPC chooses to make a cash payment, employees have the option to receive an equivalent number of freely tradeable shares of UPC stock instead.

The UPC Phantom Plan expired June 1, 2003; however, similar to the UPC Plan, all options outstanding under the UPC Phantom Plan will be cancelled under the U.S. bankruptcy proceeding.

chello broadband Foundation Stock Option Plan.    chello broadband adopted its Foundation Stock Option Plan (the “chello broadband Plan”) on June 23, 1999. Under the chello broadband Plan, UPC’s Supervisory Board may grant stock options to employees subject to approval of chello broadband’s priority shareholders, at fair market value at the time of grant. To date, chello broadband has granted options for 550,000 ordinary shares under the chello broadband Plan of which options for 300,000 ordinary shares are outstanding at December 31, 2002. Options under the chello broadband Plan are granted at fair market value at the time of grant unless determined otherwise by UPC’s Supervisory Board. All the shares underlying the chello broadband Plan are held by Stichting Administratiekantoor chello broadband, a stock option foundation, which administers the chello broadband Plan. Each option represents the right to acquire from the foundation a certificate representing the economic value of one share.

All options are exercisable upon grant and for the next five years. In order to introduce the element of “vesting” of the options, the chello broadband Plan provides that, even though the options are exercisable upon grant, the options are subject to repurchase rights reduced by equal monthly amounts over a “vesting” period of 48 months following the date of grant. If the employee’s employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price and all vested options must be exercised within 30 days of the termination date.

chello broadband Phantom Stock Option Plan.    Effective June 19, 1998, chello broadband adopted its Phantom Stock Option Plan (the “chello broadband Phantom Plan”). The chello broadband Phantom Plan is administered by UPC’s Supervisory Board. The phantom options are granted at an option price equal to the fair market value at the time of grant and generally vest in equal monthly increments over the four-year period following the effective date of grant. All options must be exercised within 90 days after the end of employment. If such employment continues, all options must be exercised not more than 10 years following the effective date of grant. The chello broadband Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of chello broadband and the exercise price for the portion of the rights vested. chello broadband, at its sole discretion, may make the required payment in cash, freely tradable shares of United’s Class A common stock or UPC ordinary shares A, or, if chello broadband’s shares are publicly traded, its freely tradable ordinary shares A. At December 31, 2002, options based on approximately 838,405 phantom shares remained outstanding. The chello broadband Phantom Plan expired June 1, 2003. Options outstanding prior to such date shall continue to be recognized, but no new grants of options may be made thereafter.

Austar United Executive Share Option Plan.    Austar United adopted its Executive Share Option Plan (the “Austar United Plan”) in June 1999. Under the Austar United Plan, the Austar United board of directors may grant options to Austar United employees and directors. At December 31, 2002, Austar United had options for 48,180,376 ordinary shares outstanding under the Austar United Plan. The number of shares available for the granting of options is determined by the Austar United Board of Directors, subject to a maximum of 6.0% of the outstanding Austar United ordinary shares. The Austar United Board of Directors has discretion to determine the employees and directors to whom options are granted, the number of shares subject to options, the exercise price of the options, the exercise period, which may not exceed 10 years from grant date, and certain other provisions relating to the options. Any grants to directors, however, are subject to shareholder approval. In general, options granted under the Austar United Plan vest over four years in 48 equal monthly installments. If an employee’s employment terminates other than in the case of death or disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date.

United Latin America Stock Option Plan.    Effective June 6, 1997, ULA adopted its Stock Option Plan (the “ULA Plan”). The ULA Plan permits grants of phantom stock options and incentive stock options. To date, only phantom stock options have been granted. The ULA Plan is administered by ULA’s board of directors and approved by the Board. The number of shares available for grant under the ULA Plan is 2,500,000. Phantom options may be granted for a term of up to 10 years and vest over four years in 48 equal monthly installments. The phantom options give the holder the right with respect to vested options to receive a cash payment equal to the difference between the fair market value of a share of ULA stock and the option base price per share. Upon exercise and at the sole discretion of ULA, the options may be awarded in cash or in shares of United’s Class A common stock, or, if publicly traded, shares of ULA common stock. If the employee’s employment terminates other than in the case of death, disability or the like, all unvested options lapse and all vested options must be exercised within 90 days of the termination date. At December 31, 2002, options based on 674,739 shares were outstanding under the ULA Plan. The ULA Plan expired June 1, 2003. Options outstanding prior to such date shall continue to be recognized, but no new grants of options may be made thereafter.

Compensation of Directors

Until April 1, 2003, United compensated its outside directors at $500 per month and $1,000 per board and committee meeting ($500 for telephonic meetings) attended. Commencing April 1, 2003, United compensates its outside directors at $20,000 per year and $1,500 per board and committee meeting ($750 for telephonic meetings) attended. Directors who are also employees of United receive no additional compensation for serving as directors. United reimburses all of its directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board. In addition, under the Stock Option Plan for Non-Employee Directors effective June 1, 1993 (the “1993 Plan”), established by UGC Holdings and assumed by United on January 30, 2002, each non-employee director received options for 20,000 shares of Class A common stock upon the effective date of the 1993 Plan or upon election to the Board, as the case may be. Options for UGC Holdings shares granted under the 1993 Plan prior to the merger transaction are now exercisable for shares of Class A common stock. Effective March 14, 2003, the Board terminated the 1993 Plan. At the time of termination, United had granted options for an aggregate of 860,000 shares of Class A common stock, of which options for 271,667 shares have been cancelled. Options outstanding at termination shall continue to be recognized, but no new grants of options may be made. Options granted under the 1993 Plan vest 25% on the first anniversary of the respective dates of grant and thereafter in 36 equal monthly increments. Such vesting is accelerated upon a “change of control” of United.

The non-employee directors also participate in the Stock Option Plan for Non-Employee Directors effective March 20, 1998 (the “1998 Plan”), established by UGC Holdings and assumed by United on January 30, 2002.

Pursuant to the 1998 Plan, Messrs. Cole and Malone have each been granted options to acquire an aggregate of 180,000 shares of Class A common stock and Messrs. Carollo and Rochelle have each been granted options to acquire an aggregate of 140,000 shares of Class A common stock. Messrs. Bennett and Howard have each been granted options for an aggregate of 80,000 shares of Class A common stock. Options for UGC Holdings shares granted under the 1998 Plan prior to the merger transaction are now exercisable for shares of United’s Class A common stock. All options under the 1998 Plan have been granted at the fair market value of the shares at the time of grant, except the options granted to Messrs. Bennett and Howard, which were granted at greater than fair market value at the time of grant. Additional participation in the 1998 Plan is at the discretion of the Board. Options for an aggregate of 3,000,000 shares of Class A common stock may be granted under the 1998 Plan. As of March 1, 2003, under the 1998 Plan, United has granted options for an aggregate of 1,080,000 shares of Class A common stock. In addition, options for 247,500 shares have been cancelled, and 2,167,500 shares are available for future grants. All options under the 1998 Plan vest in 48 equal monthly installments commencing on the respective dates of grant.

There are no other arrangements whereby any of United’s directors received compensation for services as a director during Fiscal 2002 in addition to or in lieu of that specified by the aforementioned standard arrangement.

Compensation Committee Interlocks and Insider Participation

In connection with the merger transaction, the Board passed a resolution appointing all outside directors of United as members of the Committee. The current members of the Committee are Messrs. Bennett, Carollo, Cole, Dick (since his appointment on March 14, 2003), Howard, Malone and Rochelle. Each of such committee members is not and has not been an officer of United or any of its subsidiaries. None of United’s executive officers has served as a director or member of a compensation committee of another company that had an executive officer also serving as a director or member of the Committee.

Limitation of Liability and Indemnification

United’s Restated Certificate of Incorporation eliminates the personal liability of the directors to United and its stockholders for monetary damages for breach of the directors’ fiduciary duties in certain circumstances. The Restated Certificate of Incorporation and Bylaws provide that United shall indemnify its officers and directors to the fullest extent permitted by law. United believes that such indemnification covers at least negligence and gross negligence on the part of indemnified parties.

Legal Proceedings

Except as stated below, during the past five years, neither the above-named executive officers nor any director of United has had any involvement in such legal proceedings as would be material to an evaluation of his ability or integrity.

On March 29, 2002, United Australia/Pacific, Inc. (“UAP”) filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of New York. Frederick G. Westerman III is a director and President of UAP. Until February 11, 2002, Michael T. Fries was a director and the President of UAP and until November 14, 2001, Gene W. Schneider was a director and Chief Executive Officer of UAP and Ellen P. Spangler was a Vice President and Secretary of UAP. The plan of reorganization was implemented and in June 2003, the Court terminated the bankruptcy proceeding.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, United’s directors and certain of its officers, and persons holding more than ten percent of United’s Class A common stock are required to file forms reporting their beneficial ownership of United’s Class A common stock and subsequent changes in that ownership with the SEC. Such persons are also required to furnish United with copies of all forms so filed.

Based solely upon a review of copies of filed Forms 3, 4, and 5 and amendments thereto furnished to United, United believes that during the year ended December 31, 2002, its executive officers, directors and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that United specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Philosophy

The Compensation Committee of the Board of Directors is responsible for structuring and implementing United’s executive compensation program and for reviewing compensation paid to certain key management personnel. The Committee also administers the Employee Plan and, if approved, will administer the Incentive Plan.

United’s compensation philosophy is based on the belief that the executive’s compensation package should reflect both personal performance and be linked to stockholder return on investment as reflected in the appreciation in the price of United’s Common Stock. In applying this philosophy, the Committee has implemented a compensation policy that seeks to attract and retain superior executives and to align the financial interests of United’s senior executives with those of its stockholders. United attempts to realize these goals by combining a competitive base salary to its executive officers and senior management with the grant of equity-based incentives commensurate with their performance and level of responsibility.

Base Salary

The Committee believes base salary levels of its executive officers should be competitive. The Committee reviews and determines the base salaries for United’s executive officers and other senior management every 12 to 16 months. A recommendation for specific base salaries for all executive officers is submitted to the Committee by United’s Chief Executive Officer and Chairman for approval. The recommendation is based largely on the subjective assessment of the executives’ experience, performance, level of responsibility and length of service with United, but also reflects the base salary paid to executives and other senior management recently hired by United relative to the salary of those whose compensation is being reviewed.

The Chief Executive Officer and Chairman explains the factors on which the recommendation is based, discusses the responsibilities and performance of the persons whose compensation is being reviewed and responds to inquiries from the Committee. During the year ended December 31, 2002, the Committee undertook a review of the compensation paid to its named executive officers and other key management as a result of the merger transaction. Based on such review and the recommendation of the Chief Executive Officer and Chairman, the Committee then established new salary levels for certain of its named executive officers. The Committee believes such new salary levels reflect the responsibilities of such officers and are necessary to retain such officers based on the salaries paid to officers in comparable positions in telecommunications companies.

Equity-Based Incentives

To make its overall compensation package for executive officers and other senior management competitive with other companies in the telecommunications industry, United awards stock options based on the same criteria as used to determine salaries. The Board believes that reliance upon such incentives is appropriate because they foster a long-term commitment to United and encourage employees to seek to improve the long-term appreciation in the market price of United’s Class A common stock.

Until June 1, 2003, equity-based incentives were provided to United’s executives and key employees through the Employee Plan. In general, executive officers and other employees are eligible for grants of stock options upon their employment by United. Options are typically granted at the fair market value of the Class A common stock on the date of grant and options typically vest over a period of four years. During the year ended December 31, 2002, the Committee granted stock options for an aggregate of 7,699,298 shares of Class A common stock to four of the named executive officers, including the Chief Executive Officer, and stock options for an aggregate of 2,900,702 shares of Class B common stock to its Chief Executive Officer.

The Committee believes such grants are in the best interest of United and are consistent with its philosophy of providing equity-based incentives to retain talented management and to encourage such management to improve the long-term appreciation of United’s Class A common stock. The Committee based its grants for the year ended December 31, 2002, in part, upon the level of the executive or other key employees’ responsibilities and contributions they have made to United’s financial and strategic objectives.

Fiscal 2002 Compensation for Chief Executive Officer

The executive compensation policy described above is applied in establishing the base salary for United’s Chief Executive Officer. As a result of the merger transaction, the Committee adjusted the base salary of the Chief Executive Officer from $615,250 to $646,500 effective April 1, 2002. The Committee continues to believe such salary is reasonable based on the size of United. Such salary is also intended to be at a level slightly higher than that of the other most highly compensated executive officers of United. The base salary bears no specific relationship to United’s performance during the year ended December 31, 2002. For the reasons stated above under “Equity-Based Incentives”, in 2002 the Committee granted the Chief Executive Officer options for an aggregate of 1,099,298 shares of Class A common stock and options for an aggregate of 2,900,702 shares of Class B common stock.

Other Matters

Under Section 162(m) of the Code, United may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1,000,000 is paid to the Chief Executive Officer of United or any one of the other four highest paid executive officers who were employed by United on the last day of the taxable year. However, certain “performance-based compensation”, the material terms of which are disclosed to and approved by United’s stockholders, is not subject to this limitation on deductibility. United has structured the Employee Plan and the Incentive Plan, if approved, with the intention that compensation with respect to options would be qualified performance-based compensation and would be deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. Compensation attributable to other Awards under the Incentive Plan may or may not qualify for the performance-based compensation exception, depending upon the specific terms of each Award.

COMPENSATION COMMITTEE

Robert R. Bennett

Albert M. Carollo

John P. Cole

John W. Dick (1)

Gary S. Howard

John Malone

Curtis W. Rochelle

(1)	Joined the Committee in March 2003

Stockholder Return Performance Graph

The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that United specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following graph compares the cumulative total stockholder return (assuming reinvestment of dividends) on United’s Class A common stock with the Nasdaq Composite Index (U.S. & Foreign) and a peer group of companies based on the Nasdaq Telecommunications Stocks Index (the “Nasdaq Telecom”). The graph assumes that the value of the investment in United’s Class A common stock and each index was $100 on January 30, 2002, the date on which the merger transaction with Liberty closed. United has not paid any cash dividends on its Class A common stock and does not expect to pay dividends for the foreseeable future. The stockholder return performance graph below is not necessarily indicative of future performance.

Value of $100 invested on 1/30/02

Analysis

	1/30/02	12/31/02
UnitedGlobalCom, Inc.	$100.00	$95.62
Nasdaq Telecom	$100.00	$55.07
Nasdaq Composite (US & Foreign)	$100.00	$70.22

CERTAIN TRANSACTIONS

Subscription for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A common stock

On January 30, 2002, prior to the merger transaction described below, UGC Holdings issued 1,500 shares of its Series E preferred stock to certain of the founders, referred to as the “principal founders”, for an aggregate purchase price of $3,000,000, paid for with $6,000 cash and promissory notes. In the merger transaction, all of the 1,500 shares of Series E preferred stock were converted into an aggregate of 1,500 shares of Class A common stock of UGC Holdings, as the surviving entity in the merger transaction. The Series E preferred stock was issued just prior to the merger so that, when the merger became effective, the holders of the Series E preferred stock would then hold UGC Holding’s Class A common stock, which entitled them to elect one-half of the board of directors of UGC Holdings.

On May 14, 2002, the principal founders transferred all of the shares of UGC Holdings Common Stock held by them to United in exchange for an aggregate of 600,000 shares of United’s Class A common stock pursuant to an exchange agreement dated May 14, 2002, among such individuals and United. The exchange agreement superseded the exchange agreement entered into at the time of the merger but included the same financial terms. As a result of this exchange, UGC Holdings is now a wholly-owned subsidiary, and United is entitled to elect the entire board of directors of UGC Holdings. This transaction was the final step in the recapitalization of UGC Holdings.

Transactions with Liberty

The Merger Transaction

On January 30, 2002, United closed a merger and restructuring transaction along with related transactions. These transactions substantially strengthened United’s balance sheet and positioned United to continue its business strategy more effectively.

Immediately prior to the merger transaction on January 30, 2002:

•	Liberty contributed approximately 9.9 million shares of UGC Holdings Class B common stock and approximately 12.0 million shares of UGC Holdings Class A common stock to United. In exchange for these contributions, United issued Liberty approximately 21.8 million shares of the Class C common stock;

•	The founders transferred their shares of UGC Holdings Class B common stock to limited liability companies, which limited liability companies then merged into us. As a result of such mergers, the founders received approximately 8.9 million shares of United’s Class B common stock, which number of shares equals the number of shares of UGC Holdings Class B common stock transferred by them to the limited liability companies.

As a result of the merger transaction:

•	UGC Holdings became a 99.5%-owned subsidiary of United;

•	Each share of UGC Holdings’ Class A and Class B common stock outstanding immediately prior to the merger was converted into one share of United’s Class A common stock;

•	The shares of UGC Holdings’ Series B, C and D preferred stock outstanding immediately prior to the merger were converted into an aggregate of approximately 23.3 million shares of United’s Class A common stock, which amount is equal to the number of shares of UGC Holdings’ Class A common stock the holders of UGC Holdings’ preferred stock would have received had they converted their preferred stock immediately prior to the merger;

•	The shares of UGC Holdings’ Series E preferred stock outstanding immediately prior to the merger were converted into an aggregate of 1,500 shares of UGC Holdings’ Class A common stock;

•	Liberty has the right to elect four members of the Board, which may have up to 12 members;

•	The founders have the effective voting power to elect eight of the 12 directors; and

•	United has the right to elect half of UGC Holdings’ directors and the principal founders have the right to elect the other half of UGC Holdings’ directors.

As described above under “Subscription for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A Common Stock”, the principal founders have exchanged all of their shares of UGC Holdings Class A common stock for shares of United Class A common stock. Accordingly, UGC Holdings is now a wholly-owned subsidiary and United is entitled to elect all of the members of UGC Holdings’ board of directors.

Post-Merger Contributions

Immediately following the merger transaction:

•	Liberty contributed to United the approximately $0.9 billion accreted amount of exchangeable notes issued by UPC and one of its Dutch subsidiaries and, as a result, UPC owes the amount payable under such notes to United rather than to Liberty;

•	Liberty contributed $200.0 million in cash to United;

•	Liberty contributed to United the UPC senior notes and senior discount notes (the “United UPC Bonds”) and, as a result, UPC owes the obligations represented by the United UPC Bonds to United rather than to Liberty; and

•	In exchange for the contribution of these assets to us, United issued an aggregate of approximately 281.3 million shares of United’s Class C common stock to Liberty.

Loan Transactions

Prior to the merger on January 30, 2002, United acquired from Liberty $751.2 million aggregate principal amount at maturity of the senior notes of UGC Holdings, as well as all of Liberty’s interest in IDT United. The purchase price for the senior notes and Liberty’s interest in IDT United was:

•	United’s assumption of approximately $304.6 million of indebtedness owed by Liberty to UGC Holdings (due January 30, 2004); and

•	cash in the amount of approximately $143.9 million.

On January 30, 2002, LBTW I, Inc., a subsidiary of Liberty, loaned United Programming Argentina II, Inc. (“United Argentina”) $17,270,537, of which $2,302,800 was used to purchase shares of preferred stock and promissory notes issued by IDT United. Following January 30, 2002, LBTW I, Inc. loaned United Argentina an additional $2,082,000, $6,696,000, $34,759,200, $36,417,600 and $5,502,520, as evidenced by promissory notes dated January 31, 2002, February 1, 2002, February 4, 2002, February 5, 2002 and February 28, 2002, respectively. United has used the proceeds of these loans to purchase additional shares of preferred stock and convertible promissory notes issued by IDT United. These notes to LBTW I, Inc. accrue interest at 8.0% annually, compounded and payable quarterly, and each note originally matured on its first anniversary. Pursuant to a loan deferral agreement dated January 28, 2003, Liberty has agreed to extend for one year the maturity of that portion of the principal of these loans that equals the amount United pays to purchase New UPC common stock or UPC assets, if any, as part of UPC’s restructuring. On April 9, 2003, United purchased $107.2 million of UPC assets. See “UPC Transactions” below. No interest on these loans is deferred by this loan deferral agreement.

On August 18, 2003, Liberty and certain founders entered into the Share Exchange Agreement pursuant to which the founders will sell all of their Class B common stock to Liberty. It is a condition to the founders’ obligation to consummate the transactions contemplated by the Share Exchange Agreement, that Liberty extends the maturity date of the $102.7 million of notes until January 2009. The other current terms of the notes would remain unchanged.

UGC Holdings Class A Common Stock Purchase

On December 3, 2001, UGC Holdings issued 11,991,018 shares of its Class A common stock to Liberty in consideration for $20.0 million in cash.

UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation

In December 2001, IDT United commenced a cash tender offer for, and related consent solicitation with respect to, the entire $1.375 billion face amount of senior notes of UGC Holdings. This tender offer expired at 5:00 p.m., New York City time, on February 1, 2002. As of the expiration of the tender offer, holders of the notes had validly tendered and not withdrawn notes representing $1,350,373,000 aggregate principal amount at maturity. At the time of the tender offer, Liberty had an equity and debt interest in IDT United. As described above, United has acquired all of the Liberty’s interest in IDT United.

UPC Preference Shares

On April 14, 2003, United issued 426,360 shares of the Class A common stock in a private transaction pursuant to a securities purchase agreement, dated April 8, 2003, between United and Liberty International B-L LLC, a majority-owned indirect subsidiary of Liberty. In consideration for the 426,360 shares of the Class A common stock, United acquired 2,122 preference shares A of UPC, nominal value €1.00 per share, at an exercise price of €42.546 per ordinary share. On April 8, 2003 and April 14, 2003, the closing price for our common stock as reported on the Nasdaq National Market was $3.46 per share and $3.68 per share, respectively, making the value of the transaction approximately $1.5 million as of the contract date. There is no public market for the UPC preference shares or warrants. United issued the Class A common stock in exchange for UPC preference shares A in similar transactions with non-affiliated third parties. The transaction with Liberty International B-L LLC was no less favorable to United than the third-party transactions.

Rights of Holders of Class C Common Stock under Certificate of Incorporation

Liberty and certain of its subsidiaries hold all of the issued and outstanding shares of the Class C common stock. Under United’s Restated Certificate of Incorporation, United is not permitted to take any action with respect to any of the following matters without the consent of a majority of the directors elected by the holders of the Class C common stock:

•	the acquisition or disposition of assets or issuance of equity securities in any twelve-month period exceeding 30.0% of United’s market capitalization (excluding a sale, by merger or otherwise, by United of all or substantially all of its assets or a reorganization of entities affiliated with United, provided that the holders of the Class C common stock are treated equally with holders of the Class B common stock and all holders of the Class B common stock are treated equally);

•	the issuance of any shares of the Class C common stock (other than pursuant to certain proportional purchase rights of the holders) or the issuance of any options exercisable for the Class B common stock in excess of 3.0 million shares in the aggregate;

•	the replacement of United’s Chief Executive Officer with anyone other than Michael T. Fries, John F. Riordan, Gene W. Schneider or Mark L. Schneider;

•	any amendment to United’s certificate of incorporation or bylaws that would adversely affect the rights of holders of the Class B common stock or the Class C common stock or any of their respective affiliates;

•	any material transaction between United and any of its officers or directors or family members or affiliates of such persons, other than employment contracts entered into in the normal course of business;

•	any issuance of preferred stock of UGC Holdings;

•	any disposition of or waiver of rights with respect to any indebtedness of UPC held by United; or

•	any change in United’s principal independent accounting firm.

Under United’s Restated Certificate of Incorporation, if, prior to such time as UGC Holdings is no longer subject to the change of control provisions of the indentures of certain of its subsidiaries as described below, United issues shares of the Class B common stock and such issuance, together with any prior issuances of the Class B common stock as to which the holders of the Class C common stock did not have purchase rights under United’s Restated Certificate of Incorporation, results in the voting power held by the holders of the Class C common stock being reduced below 90.0% of the voting power held by the holders of the Class C common stock immediately prior to such issuance or the first such issuance, each holder of shares of the Class C common stock will be entitled to acquire additional shares of the Class C common stock that would restore the voting power of such holder of the Class C common stock to 100% of its voting power immediately prior to such issuance or the first such issuance (whichever is greater). Holders of the Class C common stock may acquire such Class C common stock pursuant to this purchase right by purchasing it from United for cash or other form of consideration acceptable to United and/or exchanging shares of the Class A common stock on a one-for-one basis. The holders of the Class C common stock will not be entitled to the foregoing purchase rights in respect of any issuance of the Class B common stock in an amount such that, immediately following such issuance, the persons who were holders of equity securities immediately prior to such issuance then hold less than 30.0% of the voting power of United’s outstanding equity securities in the election of directors generally.

Stockholders Agreement

At the closing of the merger transaction, Liberty and the founders, including Gene W. Schneider and Mark L. Schneider, each a named executive officer, and certain Schneider family trusts, and United entered into a stockholders agreement (the “Stockholders Agreement”), the material terms of which are described below. The description below eliminates references to the indenture governing the $1.375 billion senior notes of UGC Holdings because, as a result of the consent solicitation effected in conjunction with the tender offer for those notes described above at “Transactions with Liberty - UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation,” the relevant restrictive covenants have been eliminated from that indenture by the execution of a supplemental indenture.

Limitations on Conversion

Until such time as the provisions of certain outstanding indentures of certain of UGC Holdings’ subsidiaries that require the issuer to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the bonds or defeasance, waiver or amendment of the relevant provisions of such indentures) or such a change of control occurs, other than as a result of a breach of the standstill agreement by Liberty, Liberty will not convert any shares of the Class C common stock into shares of the Class A common stock if, after giving effect to the conversion, the Liberty Parties would have more than 50.0% of the combined voting power of the Class A common stock and the Class B common stock outstanding or would have more voting power than the Class A common stock and the Class B common stock owned by the founders. This limitation on Liberty’s right to convert (a) will terminate if the aggregate voting power of the shares of Class A common stock and Class B common stock beneficially owned by any person or group (other than a group that is controlled by the principal founders and that consists solely of founders) exceeds either 50.0% of the total voting power or the voting power held by the founders and (b) will not apply to conversions made by Liberty in connection with sale or hedging transactions or any related pledges of their shares.

Change of Control Covenants

Subject to specified exceptions for governmental licenses, United will not take or permit any action that would result in United being subject to any covenants restricting the ability of UGC Holdings, United or any of their affiliates to effect a change of control, other than such covenants contained in certain existing indentures to which certain of UGC Holdings’ subsidiaries are currently subject, unless any such change of control involving or caused by the action of Liberty (other than a transfer of control, if control were obtained, by Liberty to a third party) is exempted from the application and effects of any such restrictive covenants. United will not take or permit any action to extend or perpetuate the existing change of control covenants under certain existing indentures to which certain of UGC Holdings’ subsidiaries are currently subject beyond the maturity date of the bonds issued under such indentures.

Rights of First Offer

Subject to specified exceptions, which are summarized below, Liberty may not transfer any shares of the Class B or Class C common stock except to permitted transferees, or convert any such shares into Class A common stock, unless it first offers the founders the opportunity to purchase the shares, and no founder may transfer any shares of the Class B common stock except to permitted transferees, or convert any such shares into Class A common stock, unless such founder first offers Liberty the opportunity to purchase the shares. If either Liberty or the founders decline to exercise their right of first offer, then the party proposing to transfer shares of the Class B or Class C common stock to a third party must convert the shares to the Class A common stock immediately prior to such transfer, unless, in the case of a proposed transfer by the founders, the number of shares being transferred by all founders to the same transferee represents at least a majority of all shares of Class B common stock owned by the founders, their permitted transferees, and any other person that the founders have designated to purchase shares from Liberty pursuant to the founders’ right of first offer. Prior to any event that permits the conversion of the Class C common stock into Class B common stock, the number of shares that Liberty may propose to transfer to a third party subject to the founders’ right of first offer, when taken together with the number of shares of Class A common stock previously transferred to a third party following their conversion from Class C common stock, shall not exceed the number of shares of Class A common stock acquired after the closing of the merger transaction from parties other than United (including upon conversion of Class C common stock) or the founders, plus the number of shares of Class A common stock that Liberty received in the merger transaction upon conversion of any of the Class A common stock of UGC Holdings acquired after December 3, 2001.

Permitted Transfers

Liberty and the founders may transfer their shares of Class B common stock and Class C common stock to permitted transferees without having to first offer them to any other party. The founders’ permitted transferees include other founders, family members and heirs of the founders and partnerships or trusts owned by or for the benefit of the founders. Liberty’s permitted transferees include Liberty and any entity controlled by Liberty. The parties may pledge their shares of Class B common stock in loan and hedging transactions provided that the applicable pledgee does not become a registered holder of the shares and agrees to comply with the right of first offer provisions of the Stockholders Agreement, with shortened notice and exercise periods, in connection with any foreclosure on the pledged shares. Pledges of the founders’ shares that were in existence prior to May 25, 2001, are also allowed under the agreement. The Stockholders Agreement specifies some transactions that are not considered to be transfers for purposes of the agreement, and thus are generally not subject to the rights of first offer and other restrictions on transfer. Such transactions include: conversions of Class C common stock to Class B common stock or Class B or Class C common stock to Class A common stock, transfers pursuant to a tender or exchange offer approved by a majority of the Board, transfers by operation of law in connection with a merger, consolidation, statutory share exchange or similar transaction involving us, transfers pursuant to a liquidation approved by a majority of the Board and, in the case of Liberty, a transfer of (or control of) a Liberty Party that results in voting securities representing at least a majority of the outstanding voting power of such party or any ultimate parent entity of such party or its successor being beneficially owned by persons who prior to such transaction were beneficial owners of a majority of the outstanding voting power of the outstanding voting securities of Liberty (or any publicly traded class of voting securities of Liberty designed to track a specified group of assets or businesses), or who are control persons or any combination of the foregoing, as long as such ultimate parent entity of such transferred party becomes a party to the Stockholders Agreement and the standstill agreement with the same rights and obligations as Liberty.

Tag-Along Rights

If Liberty proposes to transfer a majority of its shares of Class B and Class C common stock to persons other than permitted transferees, and the founders do not purchase such shares, then the founders will be entitled to transfer a proportionate amount of their shares of Class B common stock to the same purchaser on no less favorable terms. If the founders propose to transfer a majority of their shares of Class B common stock to persons other than permitted transferees, and Liberty does not purchase such shares, then Liberty will be entitled to transfer a proportionate amount of their shares of Class A, Class B and Class C common stock to the same purchaser on no less favorable terms.

Drag-Along Rights

If the founders propose to transfer a majority of their shares of Class B common stock to an unaffiliated third party that is not a permitted transferee, and Liberty does not purchase such shares, then the founders can require Liberty to transfer to the same transferee on terms no less favorable than those on which the founders transfer their shares, at the election of Liberty, either (i) all of their shares of the Class B and Class C common stock, (ii) all of their shares of the Common Stock, or (iii) a proportionate amount of each class of the Common Stock that they own; provided that Liberty will be required to transfer all of their shares of the Common Stock, if, in connection with the proposed transfer by the founders, Mr. Gene W. Schneider, G. Schneider Holdings, LLLP, the GWS Trust, Mr. Mark L. Schneider and the MLS Partnership propose to transfer all their shares of the Common Stock beneficially owned by them, which shares of common stock include shares of the Class B common stock representing at least 40.0% of the greater of the number of shares of Class B common stock owned by them on the date of the Stockholders Agreement and the number of shares of UGC Holdings’ Class B common stock owned by them on June 25, 2000.

Exchange of Shares

United will, on request, permit Liberty and its affiliates to exchange any shares of United’s Class A common stock owned by them for shares of Class C common stock, or, following the conversion of Class C common stock, Class B common stock, on a one-for-one basis. United will, upon request and subject to applicable laws, permit Liberty and its affiliates to exchange any shares of capital stock of UPC, and any other affiliate of United (which shares were acquired from UPC or such affiliate), for shares of the Class C common stock or, following the conversion of Class C common stock, the Class B common stock on the terms specified in the Stockholders Agreement.

Termination

The tag-along provisions, the drag-along provisions and the limitations on the conversion of shares of the Class C common stock to shares of Class A common stock terminate on June 25, 2010, unless the Stockholders Agreement is terminated earlier. The stockholders agreement will terminate as to Liberty or any founder the voting power of whose equity securities is reduced below 10.0% of the voting power of UGC Holdings such party held on June 25, 2000. The Stockholders Agreement will terminate in its entirety on the first to occur of (a) all of the founders and their permitted transferees or Mr. Gene W. Schneider and Mr. Mark L. Schneider and their permitted transferees (other than the other founders) holding less than 40.0% of the greater of the number of shares of the Class B common stock owned by them on the date of the Stockholders Agreement and the number of shares of UGC Holdings Class B common stock owned by them on June 25, 2000 (assuming for such purpose that any shares transferred by such persons to Liberty continue to be owned by such person) or (b) the transfer by the founders of a majority of their shares of the Class B common stock to Liberty or one or more unaffiliated third parties. The Stockholders Agreement will terminate as a result of the closing, and pursuant to the terms, of the Share Exchange Agreement.

Existing Standstill Agreement

At the closing of the merger transaction, Liberty and United entered into the Existing Standstill Agreement, the material terms of which are described below. The description below eliminates references to the indenture governing the UGC Holdings 1998 Notes because, as a result of the consent solicitation effected in conjunction with the tender offer for those notes described above at “Transactions with Liberty - UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation,” the relevant restrictive covenants have been eliminated from that indenture by the execution of a supplemental indenture.

Limitation on Acquiring Securities and Other Actions

Liberty will not acquire the Common Stock in an amount that would cause their percentage of United’s total Common Stock outstanding, on a fully-diluted basis, to exceed the greater of (a) the sum of (i) the percentage beneficially owned by them immediately after the closing of the transactions contemplated by the merger agreement, plus (ii) the percentage represented by any shares acquired by them from (x) other parties to the Stockholders Agreement, including us, and (y) from UPC pursuant to a release agreement, dated February 22, 2001, among UPC, UGC Holdings, Liberty and Liberty Media International, Inc. (the “UPC Release”), plus (iii) the percentage represented by an additional 25 million shares; provided that the number determined by clauses (a)(i) and (a)(iii) shall not exceed 81.0%, and (b) the sum of 81.0% plus the percentage determined by clause (a)(ii)(x). Liberty will not (a) solicit proxies with respect to our voting securities, (b) form, join or participate in a group if the group’s ownership of United’s voting securities would exceed the maximum share ownership percentage described in this paragraph, unless certain founders are part of such group, (c) deposit any of United’s voting securities into a voting trust or subject them to a voting agreement or similar arrangements, (d) solicit or encourage offers for United from persons other than Liberty or the founders, or (e) call a meeting of stockholders or seek amendments to United’s bylaws without the consent of the Board. Liberty will not be in breach of the restrictions on its maximum share ownership if its share ownership exceeds the maximum percentage specified solely because of any action taken by United in respect of which Liberty takes no action other than in its capacity as a holder of United’s equity securities, including, for example, a tender offer by United to acquire shares of the Common Stock that Liberty elects not to accept or the issuance of a dividend by United payable in cash or stock that Liberty elects to receive in stock.

Appraisal; Voting Rights

Liberty will not exercise appraisal rights as to any matter. Liberty will cause its shares to be present at meetings of United’s stockholders so as to be counted for quorum purposes. Except for matters as to which Liberty or the directors elected by the holders of the Class C common stock have approval rights under United’s Restated Certificate of Incorporation, the Standstill Agreement, the Stockholders Agreement or the United Covenant Agreement, or which, pursuant to United’s bylaws are required to be approved by the Board prior to being submitted to the stockholders (in any such case, if such approval has not been obtained), Liberty will vote its shares of Common Stock on all matters submitted to a vote of stockholders, other than the election or removal of directors or a merger, sale or similar transaction involving United, either as recommended by the Board or in the same proportion as all other holders of the Common Stock. Liberty will vote its shares of the Common Stock against any merger, consolidation, recapitalization, dissolution or sale of all or substantially all of United’s assets not approved by the Board.

Until such time as the provisions of certain existing indentures to which certain of UGC Holdings’ subsidiaries are currently subject that require such subsidiaries to offer to repurchase the bonds issued thereunder upon a change of control of UGC Holdings are rendered inapplicable (either by redemption of the applicable bonds, defeasance in accordance with the terms of the indenture, waiver or amendment) or such a change of control occurs, other than as a result of a breach of the Existing Standstill Agreement by Liberty, Liberty will vote its shares in the election of directors in its sole discretion. Following such time (unless, in the case of the occurrence of a change of control as to which a defeasance or waiver of the change of control restrictions has not occurred, more than $200.0 million remains outstanding under UGC Holdings’ indenture), Liberty will be entitled to nominate four members of the Board or, if greater, a number equal to at least 33.0% of the Board, and the founders will be entitled to nominate the same number of directors. The then current Board will nominate the remaining members of the Board. Liberty will then be obligated to vote its shares of the Common Stock in favor of such nominees to the Board and, unless requested to do so by the founders, will not vote to remove any Board member nominated by the founders, except for cause. Pursuant to a separate voting agreement between United and the founders (the “Voting Agreement”), the founders will likewise be obligated to vote their shares of the Common Stock in favor of such nominees to the Board and, unless requested to do so by Liberty, will not vote to remove any Board members nominated by Liberty, except for cause. The Voting Agreement must be terminated at or prior to, and as a condition to, the closing of the Share Exchange Agreement.

Limitations on Issuing High Vote Securities

United will not issue any Class B common stock or other equity security having more votes per share than the Class A common stock, or rights to acquire any such securities, other than to Liberty and its controlled affiliates unless and until the Class C common stock becomes convertible in full into Class B common stock, except that United may issue up to an aggregate of 3.0 million shares of Class B common stock upon exercise of options outstanding at the time of the closing of the merger transaction or subsequently issued options, and United may, on a majority vote of the Board, issue preferred stock convertible into Class B common stock (but with no other conversion rights, no voting rights other than as are customary in preferred stocks and no special rights); provided that such preferred stock cannot be so converted prior to such time as the change of control provisions of the indentures described above no longer apply, and the total number of shares of the Class B common stock issuable upon conversion of such options and preferred stock must be less than the number of shares that would, if issued after such time as such change of control provisions in such indentures no longer apply, entitle Liberty to exercise the purchase rights described below.

Limitations on Transfer

Subject to certain exceptions, Liberty may not transfer any of United’s equity securities, unless the transfer is (i) to Liberty or a controlled affiliate of Liberty that is or becomes a party to the Existing Standstill Agreement, (ii) to one or more underwriters in connection with a public offering, (iii) to one or more founders or purchasers designated thereby pursuant to the right of first offer provisions of the Stockholders Agreement, provided that any such transferee, if other than a founder, becomes subject to the Stockholders Agreement and, if other than a founder or permitted transferee of a founder, the Existing Standstill Agreement, (iv) pursuant to the tag-along or drag-along provisions of the Stockholders Agreement, (v) otherwise made in accordance with the provisions of the Stockholders Agreement; provided that in the case of a transfer pursuant to clause (ii) or (v), if the transfer is to a non-affiliate, the transferring Liberty Party has no reason to believe that any person or group would obtain more than 10.0% of United’s voting power in the election of directors as a result of the transfer. The Liberty Parties may pledge their equity securities to financial institutions in connection with loan and hedging transactions that comply with the stockholders agreement.

Offers for United

If any person makes an offer to (i) acquire equity securities from United or from one or more of its stockholders by public offer, (ii) acquire all or substantially all of United’s assets, or (iii) effect a merger, consolidation, share exchange or similar transaction, United will give Liberty notice of such offer promptly upon receipt thereof, or, if giving such notice would violate any applicable law or agreement, promptly after public announcement of such offer. In no event will United gives Liberty notice of such an offer less than ten days prior to accepting it. If United does not reject such an offer within five days, then Liberty or its affiliates may propose a competing offer to the Board, and the Board will in the exercise of its fiduciary duties consider in good faith waiving any provision of the Existing Standstill Agreement that would restrict actions that might be taken by Liberty or its affiliates in support of such a competing offer.

If United proposes to sell all or substantially all of its assets, effect a merger, consolidation, share exchange or similar transaction or issue shares of Class B common stock in an amount sufficient that Liberty would not be entitled to exercise its purchase rights described below, then United will give Liberty notice of such proposal and will give Liberty an opportunity to propose an alternative transaction to the Board.

Purchase Right

If, following such time as the change of control provisions of certain existing indentures to which certain of UGC Holdings’ subsidiaries are currently subject no longer apply, United issues equity securities having more votes per share than the Class A common stock and such issuance, together with any prior issuance of high vote securities as to which Liberty did not have purchase rights, results in the voting power of Liberty’s equity securities being reduced below 90.0% of their voting power prior to such issuance or the first such issuance, Liberty will be entitled to acquire a number of additional shares of the Class B common stock from United that would restore Liberty’s voting power to 100% of what it was prior to such issuance or the first such issuance (whichever is greater). Liberty may acquire such shares of the Class B common stock by purchasing them from United for cash or other form of consideration acceptable to United and/or by exchanging shares of Class A common stock on a one-for-one basis. Liberty will not be entitled to the foregoing purchase rights in respect of any issuance of the Class B common stock in an amount such that, immediately following such issuance, the persons who were holders of United’s equity securities immediately prior to such issuance then hold less than 30.0% of the voting power of United’s outstanding equity securities in the election of directors generally.

Preemptive Right

If, at any time after the signing of the Existing Standstill Agreement, United proposes to issue any of the Class A common stock or rights to acquire its Class A common stock, Liberty will have the right, but not the obligation, to purchase a portion of such issuance sufficient to maintain its then existing equity percentage in United on terms at least as favorable as those given to any third party purchasers. This preemptive right will not apply to (i) the issuance of the Class A common stock or rights to acquire the Class A common stock in connection with the acquisition of a business from a third party not affiliated with United or any founder that is directly related to the existing business of United and its subsidiaries, (ii) the issuance of options to acquire the Class A common stock to employees pursuant to employee benefit plans approved by the Board (such options and all shares issued pursuant thereto not to exceed 10.0% of the outstanding Common Stock), (iii) equity securities issued as a dividend on all equity securities or upon a subdivision or combination of all outstanding equity securities, or (iv) equity securities issued upon the exercise of rights outstanding as of the closing of the merger or as to the issuance of which Liberty had the right to exercise preemptive rights.

Termination

The Existing Standstill Agreement will terminate on June 25, 2010, except for the restrictions on United’s ability to issue additional high vote securities and Liberty’s purchase and preemptive rights; provided that the Existing Standstill Agreement will terminate in its entirety upon termination of the Stockholders Agreement. Notwithstanding the foregoing, the Existing Standstill Agreement will terminate as a result of the closing, and pursuant to the terms, of the Share Exchange Agreement.

United Covenant Agreement

At the closing of the merger transaction, Liberty and United entered into an Agreement Regarding Additional Covenants. Pursuant to this agreement United has agreed that, without the consent of Liberty, it will not:

•	enter into any contract that purports to be binding on Liberty or its affiliates;

•	enter into any material contract with respect to which an act or omission by Liberty or its affiliates would result in a default or cancellation, or give rise to a repayment obligation or a loss of a material benefit;

•	enter into any contract between United and its subsidiaries, on the one hand, and UGC Holdings and its controlled affiliates, on the other;

•	transfer, pledge or otherwise dispose of the approximately $0.9 billion accreted amount of exchangeable notes issued by UPC and one of its Dutch subsidiaries unless such transaction has been reviewed and approved by the Board including, in the case of any transfer to any of United’s affiliates, including UGC Holdings or any of its affiliates, a majority of the directors elected by Liberty; or

•	amend the provision of United’s bylaws that requires approval by the Board or a committee of the Board of expenditures exceeding $10.0 million.

The agreement also provides that United will provide Liberty with certain financial information for use by Liberty in connection with the preparation of its financial statements.

Agreement Regarding UGC Holdings

At the closing of the merger transaction, UGC Holdings and Liberty entered into an agreement, the material terms of which are described in the following paragraph. The description below eliminates references to the indenture governing the UGC Holdings 1998 Notes because, as a result of the consent solicitation effected in conjunction with the tender offer for those notes described above at “Transactions with Liberty - UGC Holdings Senior Secured Notes Tender Offer and Consent Solicitation,” the relevant restrictive covenants have been eliminated from that indenture by the execution of a supplemental indenture.

This agreement provides that, without the consent of Liberty, UGC Holdings will not:

•	enter into any contract that purports to be binding on Liberty or its affiliates; or

•	enter into any material contract with respect to which an act or omission by Liberty or its affiliates would result in a default or cancellation, or give rise to a repayment obligation or a loss of a material benefit.

Without the consent of Liberty, and subject to specified exceptions for governmental licenses, UGC Holdings will not take or permit any action that would result in it being subject to any covenants restricting the ability of UGC Holdings or any of its affiliates to effect a change of control, other than such covenants contained in certain existing indentures to which certain of UGC Holdings’ subsidiaries are currently subject, unless any such change of control involving or caused by the action of Liberty (other than a transfer of control, if control were obtained, by Liberty to a third party) is exempted from the application and effects of any such restrictive covenants. UGC Holdings will not take or permit any action to extend or perpetuate the existing change of control covenants under certain existing indentures to which certain of UGC Holdings’ subsidiaries are currently subject beyond the maturity date of the bonds issued under such indentures.

New Standstill Agreement

It is a condition to the founders’ obligation to consummate the share exchange with Liberty that Liberty enter into a new standstill agreement (the “New Standstill Agreement”) with United prior to the consummation of the share exchange in substance as described below. United’s Board has not yet approved the form or content of the New Standstill Agreement. The founders can waive conditions to the Share Exchange Agreement, including the requirement to enter into the New Standstill Agreement, if United’s Board does not approve the New Standstill Agreement.

Pursuant to the New Standstill Agreement, Liberty will agree, and will agree to cause its controlled affiliates, not to acquire additional shares of United’s Common Stock if immediately after giving effect to such acquisition their ownership of United would exceed 90% of all of United’s Common Stock then outstanding (a “Triggering Acquisition”), unless before or promptly following the Triggering Acquisition, or in connection therewith, Liberty commences or causes to be commenced a transaction that involves an offer to acquire or that results in the acquisition of all of the outstanding shares of United’s Common Stock that are held by persons not affiliated with Liberty, which transaction may be a tender offer, exchange offer, merger or other transaction at Liberty’s election (a “Buyout Transaction”). A Buyout Transaction may be effected by means of a short-form merger of a parent and subsidiary as contemplated by Section 253 of the Delaware General Corporation Law (or its equivalent under the law of any other jurisdiction) with respect to which statutory appraisal rights are available to holders of minority interests (a “Short-Form Merger”). If a Buyout Transaction is to be effected other than pursuant to a Short-Form Merger, and a majority of United’s independent directors shall have recommended against approval of such Buyout Transaction, Liberty may, but is not required to, proceed with the Buyout Transaction only if the value of the consideration to be paid per share in such Buyout Transaction, at the time such Buyout Transaction is approved or allowed to proceed, is not less than a fair price for United’s Common Stock as determined pursuant to an independent appraisal process set forth in the New Standstill Agreement. Liberty will agree not to effect a direct or indirect transfer of shares of United’s Common Stock representing control of United to any person or group unless the person who, after giving effect to such transfer, will control United undertakes to become a party to the New Standstill Agreement. Upon delivery of such an undertaking, Liberty will be released of all obligations under the New Standstill Agreement.

Registration Rights Agreements

Liberty has entered into a registration rights agreement with United at the closing of the merger transaction providing Liberty and its affiliates certain registration rights with respect to United’s securities owned by them. The founders entered into a substantially identical registration rights agreement, provided that the founders are entitled to demand up to two registrations rather than five.

Under the terms of its registration rights agreement, Liberty is entitled to demand up to five registrations with respect to United’s securities or the securities of any successor entity to United now owned or hereafter acquired by Liberty or its affiliates provided the securities to be registered in any such registration equal a minimum of the lesser of 10.0% of the number of shares of the Common Stock beneficially owned by Liberty immediately after the effectiveness of the merger, or all of United’s securities owned by Liberty. The founders are entitled to demand up to two registrations with similar minimum requirements. Neither Liberty nor the founders may make more than two demands for registration in any 12-month period and United, subject to certain limitations, may preempt or in certain instances postpone registration of securities owned by Liberty or the founders or an offering of securities registered under a shelf registration. Liberty and the founders may demand that the securities they own be offered and sold on a continuous or delayed basis pursuant to a shelf registration in accordance with relevant securities laws. United has agreed to use its reasonable best efforts to cause each registration statement to remain effective for such a period, not to exceed 180 days (or two years, in the case of a shelf registration), as may be reasonably necessary to effect the sale of the securities registered thereunder. Each registration rights agreement also provides that a registration will not count as a demand registration until it has become effective and at least 90.0% of securities requested to be included in such registration have been registered and sold. United has agreed to use its reasonable best efforts to permit a period of at least 180 consecutive days during which a demand registration may be effected or an offering of securities may be effected under an effective shelf registration.

Each registration rights agreement also provides Liberty and the founders unlimited “piggyback” registration rights for securities owned by them, which give Liberty and the founders the right to include the securities they own in registration statements filed on behalf of United or third persons. These piggyback registration rights are subject to cutback by the underwriters involved in such registration, priority of the party initiating the registration and certain lockup limitations. Each registration rights agreement also limits United from granting other piggyback registration rights superior to Liberty’s and the founders’ rights.

Although United will be responsible for all expenses incurred in connection with any registration, United will not be responsible for applicable underwriting discounts, selling commissions or stock transfer taxes. Each registration rights agreement also includes customary indemnification and contribution provisions.

Founders Agreement for United

At the closing of the merger transaction, the founders entered into the founders agreement, which establishes certain rights and obligations among themselves as holders of the common stock. Founders who are parties to the founders agreement will vote for director nominees who are selected under the founders agreement’s terms, and are subject to first offer rights in the event they wish to transfer shares of their Class B common stock other than to permitted transferees. The founders agreement will terminate as to any founder when he and his permitted transferees together hold less than 10.0% of our Class B common stock they held as of the closing of the merger transaction. Notwithstanding the foregoing, the founders agreement will terminate upon the closing of the Share Exchange Agreement.

UPC Transactions

On December 3, 2002 UPC commenced a proceeding under Chapter 11 of the United States Bankruptcy Code and a Dutch moratorium proceeding in The Netherlands. In furtherance of UPC’s bankruptcy proceeding in the United States and moratorium proceeding in The Netherlands, UPC has filed a plan of compulsory composition with the Dutch Bankruptcy Court and a proposed plan of reorganization and draft disclosure statement with the U.S. Bankruptcy Court. UPC has made available to its creditors and shareholders the disclosure statement upon approval of the disclosure statement by the U.S. Bankruptcy Court. In February 2003, UPC’s shareholders approved UPC’s proposed recapitalization, the U.S. Bankruptcy Court approved its proposed Chapter 11 plan of reorganization, and UPC’s creditors entitled to vote on the plan of compulsory composition at a creditors’ meeting at the Dutch court in Amsterdam voted in favor of the recapitalization. On March 13, 2003, the Dutch court ratified the plan of composition. On March 21, 2003, a creditor appealed such decision and on April 15, 2003, the Dutch Bankruptcy Court rejected the appeal. On April 23, 2003, a final appeal on the ratification of the plan of compulsory composition was made to the Dutch Supreme Court. On July 11, 2003, the Dutch Attorney General delivered advice to the Dutch Supreme Court, which concluded that the grounds for the appeal are without merit and, therefore, the appeal should be dismissed. The Dutch Supreme Court is independent of the Dutch Attorney General, however, and there can be no assurance that the Dutch Supreme Court will act consistently with the advice of the Dutch Attorney General. The Dutch Supreme Court is expected to rule on the appeal by the end of August 2003. United does not expect the appeal will affect the successful completion of UPC’s restructuring, which is in the final stages.

Unless the parties agree to an extension, any party to the restructuring agreement may terminate its obligations under the agreement after September 3, 2003, the date nine months after the filing of the U.S. Chapter 11 Case; however, no creditor may change or withdraw its acceptance or rejection of the reorganization plan absent an order of the U.S. Bankruptcy Court for cause shown.

On April 9, 2003, United purchased UPC’s approximate 21.0% interest in SBS for €100.0 million. SBS creates, acquires, packages and distributes programming and other media content in many of our territories and elsewhere in Europe via commercial general entertainment television channels, radio stations and the Internet in which United and its affiliates operate. Consummation of the purchase eliminated the right of UPC’s other bondholders to participate in a New UPC equity issuance.

Company Loans Following Margin Calls

United has encouraged ownership of its Common Stock by its employee directors. In 2000 and 2001, as the price of UGC Holdings’ and UPC’s common stock declined along with the stock prices of other participants in its industry, certain third-party lenders issued margin calls to employee directors who had used their UGC Holdings or UPC common stock as collateral for personal loans. Sales of common stock in connection with these margin calls would have involved substantially all of the UGC Holdings and UPC common stock held by these directors. The Board of Directors determined that it was in the best interest of UGC Holdings and its stockholders to make the loans described below so that the employee directors could retain their stock. The terms of the loans were based on a good faith assessment by the Board of Directors of the market value of the collateral at the time the loans were made. At the time of the loans, the shares subject to margin calls included all or a portion of 188,792 shares of UGC Holdings Class A common stock, 672,316 shares of UGC Holdings Class B common stock and 735,094 ordinary shares of UPC, representing approximately 1.0% of the outstanding Class A common stock of UGC Holdings (assuming the conversion of the Class B shares to Class A shares) and less than 1.0% of the outstanding ordinary shares of UPC, respectively. The UGC Holdings board of directors believed their approval of these loans would permit the employee directors to retain their shares. Except to the extent permitted by the Sarbanes-Oxley Act of 2002 and other applicable law, United will not make further loans or modify the terms of existing loans, to its directors and executive officers.

Each loan to current employee directors was secured by certain outstanding stock options and phantom stock options issued by United and its subsidiaries (other than ULA) to the borrower, and certain of the loans were also secured by an aggregate of 188,792 shares of Class A common stock and 672,316 shares of Class B common stock of United held by the director borrowers. Such shares represent less than 1.0% of the outstanding Class A common stock of United (assuming the conversion of Class B common stock to Class A common stock). The loans were non-recourse to the borrower, except to the extent of any pledged collateral. The loans bore interest at 90-day LIBOR plus either (i) 2.5% if the value of the collateral equals or exceeds 200% of the outstanding loan balance or (ii) 3.5%. The directors subject to margin calls recused themselves from the Board of Directors’ consideration of these transactions.

On January 22, 2003, United gave notice to two current employee directors of foreclosure on all of the collateral securing their loans, which loans had an outstanding balance on such date, including interest, of approximately $8.8 million. Such collateral included 861,108 shares of Class A and B common stock of United with a value on such date of approximately $2.2 million and 999,138 vested options to purchase shares of United with a value of approximately $400,000. In addition, the collateral included 1,710,418 unvested options to purchase shares of Class A common stock of United which were cancelled, of which 1,543,750 have an exercise price of $1.40, and the remainder has an exercise price above the current market price. The disinterested members of United’s Board authorized United to pay such employee directors a bonus in the aggregate amount of approximately $1.7 million, which United estimates will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

Since the issuance of the loans, one director borrower, John F. Riordan, has resigned from the Board. At the time of his resignation on November 21, 2002, the outstanding balance of his loans, including accrued interest, was $9,660,883. These loans are secured by stock options and phantom options issued by United and its subsidiaries to Mr. Riordan, plus 735,094 ordinary shares of UPC. As of November 22, 2002, the market value of all such collateral was $29,404. Following his resignation, United amended the final dates for demand on the loans to Mr. Riordan to July 22, 2003, at which time such dates were again amended to November 19, 2003, to allow time to investigate the possibility of adding new collateral as security for these loans.

Fries Loans

UGC Holdings loaned an aggregate of $417,067 to Michael T. Fries, and an aggregate of $2,759,965 to the Fries Family Partnership LLLP, a partnership that benefits Mr. Fries and his family (the “Fries Partnership”). Mr. Fries guaranteed the loans to the Fries Partnership. The loans were secured by certain outstanding stock options and phantom stock options issued by United and its subsidiaries (other than ULA) to Mr. Fries, plus 6,000 shares of Class A common stock owned by Mr. Fries and 140,792 shares of Class A common stock and 91,580 shares of Class B common stock owned by the Fries Partnership. The pledged shares represent less than 1.0% of the outstanding Class A common stock (assuming the conversion of Class B common stock to Class A common stock).

On January 22, 2003, United gave notice to Mr. Fries of foreclosure on all of the collateral securing his loans and the Fries Partnership loans. At the time of foreclosure, on January 27, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $3,519,168 for Mr. Fries and the Fries Partnership and the

market value of the collateral was $687,743. In addition, the collateral included 794,792 unvested options to purchase shares of Class A common stock which were cancelled, of which 771,875 had an exercise price of $1.40, and the remainder had an exercise price above the current market price. The disinterested members of the Board authorized United to pay Mr. Fries a bonus in the aggregate amount of approximately $1.2 million, which United estimates will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

Mark Schneider Loans

UGC Holdings loaned an aggregate of $1,441,667 to Mark L. Schneider. These loans were secured by certain outstanding stock options and phantom options issued by United and its subsidiaries to Mr. Schneider, plus 42,000 shares Class A common stock and 170,736 shares of Class B common stock. The pledged shares represent less than 1.0% of the outstanding Class A common stock (assuming the conversion of Class B common stock to Class A common stock).

On January 22, 2003, United gave notice to Mr. Schneider of foreclosure on all of the collateral securing his loans. At the time of foreclosure, on January 28, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $1,619,600 and the market value of the collateral was $570,448. In addition, the collateral included 915,626 unvested options to purchase shares of Class A common stock which were cancelled, of which 771,875 have an exercise price of $1.40, and the remainder has an exercise price above the current market price. The disinterested members of the Board authorized United to pay Mr. Schneider a bonus in the aggregate amount of approximately $0.5 million, which United estimates will be sufficient to pay the taxes resulting from the foreclosure and the bonus.

MLS Partnership Loans

UGC Holdings loaned an aggregate of $3,265,904 to The MLS Family Partnership LLLP, a partnership that benefits Mr. Mark Schneider and his family (the “MLS Partnership”). A trust serves as the general partner of the MLS Partnership, and Gene W. Schneider and John F. Riordan serve as trustees of the trust. Mr. Mark Schneider guaranteed the loans to the MLS Partnership. These loans were secured by certain outstanding stock options and phantom options issued by United and its subsidiaries to Mr. Mark Schneider, plus 410,000 shares of Class B common stock. The pledged shares represent less than 1.0% of the outstanding Class A common stock of United (assuming the conversion of Class B common stock to Class A common stock).

On January 22, 2003, United gave notice to the MLS Partnership and Mr. Mark Schneider, as guarantor, of foreclosure on all the collateral securing the MLS Partnership loans. At the time of foreclosure on January 28, 2003, the aggregate outstanding balance of the loans, including accrued interest, was $3,668,988 and the market value of the collateral was $963,500.

Mark L. Schneider Transactions

In 1999, chello broadband loaned Mr. Mark Schneider €2,268,901 so that he could acquire certificates evidencing the economic value of stock options granted to Mr. Schneider in 1999 for chello broadband ordinary shares B. This recourse loan, which is due and payable upon the sale of the certificates or the expiration of the stock options, bears no interest. Interest, however, is imputed and the tax payable on the imputed interest is added to the principal amount of the loan. In 2000, Mr. Schneider exercised chello broadband options through the sale of the certificates acquired with the loans proceeds. Of the funds received, €823,824 was withheld for payment of the portion of the loan associated with the options exercised. The outstanding balance of this loan was €1,465,338 at December 31, 2002.

Gene W. Schneider Transaction

In 2001, UGC Holdings’ board of directors approved a “split-dollar” policy on the lives of Gene W. Schneider and his wife, Louise Schneider, for $30 million. Pursuant to an agreement between UGC Holdings and the Gene W. Schneider 2001 Trust (“Trust”), the beneficiary of the policy, UGC Holdings agreed to pay an annual premium of approximately $1.8 million for this policy, which has a roll-out period of approximately

15 years. Upon termination of the policy, UGC Holdings will recoup the premiums that it has paid. The obligation of UGC Holdings to pay the premiums due on the policy will terminate upon the death of both insureds, on the lapse of the roll-out period, or at such time as the Trust fails to make its contribution to UGC Holdings for the premiums due on the policy. Following the enactment of the Sarbanes-Oxley Act of 2002, however, the policy is being continued by payments made out of the cash surrender value of the policy. In the event the law is clarified to permit premium payments by UGC Holdings, UGC Holdings will again pay the premiums pursuant to such agreement. UGC Holdings’ Board of Directors believed that this policy was a reasonable addition to Mr. Schneider’s compensation package in view of his many years of service to United. The Trust will contribute to UGC Holdings an amount equal to the annual economic benefit provided by the policy. The trustees of the Trust are Mark Schneider, Tina Wildes and Carla Shankle.

John F. Riordan Transaction

In 2002, a subsidiary of UPC entered into a contract with Spinhalf Ltd for the provision of network services. This company is owned by a family member of UPC’s Chief Executive Officer, Mr. Riordan. Amounts paid and/or accrued with respect to such contracted services to date are approximately €7.0 million. Until November 21, 2002, Mr. Riordan was a director of United.

Merger Transaction Loans

When UGC Holdings issued shares of its Series E preferred stock in connection with the merger transaction, each of Curtis Rochelle, Albert M. Carollo, Gene W. Schneider and Mark L. Schneider delivered full-recourse promissory notes to UGC Holdings in the amount of $748,500 in partial payment of their subscriptions for the Series E preferred stock. The loans evidenced by these promissory notes bear interest at 6.5% per annum and are due and payable on demand on or after January 30, 2003, or on January 30, 2007 if no demand has by then been made. As of March 1, 2003, the aggregate outstanding balance of all these loans, including accrued interest, was $3,207,530.

On May 14, 2002, these founders exchanged their shares in UGC Holdings for shares of United, giving United 100% control of UGC Holdings. Notwithstanding the exchange, the foregoing loans remain outstanding. For a description of the exchange see “Certain Transactions—Substitution for UGC Holdings Series E Preferred Stock; Conversion of Series E Preferred Stock; Exchange of UGC Holdings Class A common stock” above.

Liberty Loan to Gene W. Schneider Following Margin Calls

On December 9, 2002, Mr. Gene W. Schneider and G. Schneider Holdings, LLLP, a Colorado limited liability limited partnership of which Mr. Schneider is the general partner (“Schneider Holdings”), prepaid loans with an aggregate principal amount of $5.1 million that were made on June 21, 2002 by Liberty to Mr. Schneider and Schneider Holdings. Liberty originally extended the loans following receipt by Mr. Schneider and Schneider Holdings of margin calls in connection with certain indebtedness with a commercial bank. The loans accrued interest at an annual rate of LIBOR plus 2.0% and were due and payable, including accrued interest, at December 20, 2002. The loans were secured by an aggregate of 4,286,728 shares of Class B common stock.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder intended to be presented at the 2004 annual meeting of stockholders must be received by United on or before May 5, 2004, to be considered for inclusion in the proxy materials of United relating to such meeting.

OTHER BUSINESS

It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE ORDER OF THE BOARD OF DIRECTORS

Ellen P. Spangler

Senior Vice President

Business and Legal Affairs,

and Secretary

Denver, Colorado

August 25, 2003

APPENDIX A

UNITEDGLOBALCOM, INC.

AUDIT COMMITTEE CHARTER

Adopted March 22, 2002

As Amended March 14, 2003

I.    Organization

The Audit Committee of UnitedGlobalCom, Inc. (the “Company”) shall consist of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board of Directors. The Audit Committee shall elect a Chairperson from its members. All members of the Audit Committee shall meet the independence, experience and financial literacy requirements as set forth in the rules of The Nasdaq Stock Market, the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated by the Securities and Exchange Commission (“SEC”), and at least one member of the Audit Committee shall be a “financial expert” as defined by the SEC.

II.    Statement of Policy

The Audit Committee shall assist the Board of Directors in fulfilling their responsibilities concerning corporate accounting, financial reports, accounting policies, auditor’s qualifications and independence, audit process, and internal controls regarding finance and accounting processes. The Audit Committee shall provide a free and open means of communication among the Board of Directors, the independent auditors and financial and senior management. Notwithstanding such communication, the independent auditors are ultimately accountable to the Audit Committee.

III.    Meetings

The Audit Committee shall meet on a regular basis, but no less than four times per year and call special meetings as required. At least one such meeting shall include, to the extent necessary, separate sessions with senior management, including at a minimum the Chief Financial Officer and the Principal Accounting Officer, and the independent auditors, respectively.

Meetings of the Audit Committee may be called by or at the request of the Board of Directors, the Chairperson of the Audit Committee or any two members of the Audit Committee. The persons calling the meeting may fix any convenient place, either within or outside Colorado, as the place for holding a meeting of the Audit Committee.

Unless otherwise prohibited by law or the Company’s Certificate of Incorporation, as amended, one or more members of the Audit Committee may participate in a meeting of the Audit Committee by, or the Audit Committee meeting may be conducted through, the use of any communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

Notice of a meeting of the Audit Committee stating the place, day and hour of the meeting shall be given to each member of the Audit Committee at least one day prior thereto by mail, personal delivery or by telephone, telegraph, electronically transmitted facsimile or other form of wire or wireless communication. The method of notice need not be the same to each member of the Audit Committee.

IV.    Responsibilities

The Audit Committee shall:

A.	Have sole authority and direct responsibility for the appointment (subject, if applicable, to stockholder ratification), termination, compensation and oversight of the independent auditors, taking into account independence and effectiveness.

B.	Pre-approve any audit and/or non-audit engagement of the independent auditors, who shall report directly to the Audit Committee, and determine the terms of the engagement, including scope and any qualifications.

C.	On an annual basis, review and discuss with the auditors any significant relationships they may have with the Company to determine their continued independence. Such review shall include receipt of written disclosures by the auditors concerning their independence.

D.	Periodically consult with the independent auditors out of the presence of financial management the internal controls and the completeness and accuracy of the Company’s financial statements.

E.	At least annually, obtain and review a report by the independent auditors describing: (i) the firm’s internal quality control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

F.	Review the financial statements contained in the Company’s Annual Report on Form 10-K with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented therein and review any changes in accounting principles. Such review shall be undertaken prior to the filing of the Form 10-K and prior to the public release of annual earnings. Following such review, determine whether to recommend to the Board that the audited financials be included in the Company’s Form 10-K.

G.	Review with financial management and the independent auditors the financial statements contained in the quarterly reports on Form 10-Q prior to the filing thereof and prior to the public release of quarterly earnings. It will be considered sufficient for the Chairperson of the Audit Committee to represent the entire Committee at any such reviews.

H.	Review with the independent auditors and the financial and accounting personnel, the adequacy and effectiveness of accounting and financial controls of the Company, and elicit any recommendations for improvement of such control procedures or areas where new or more detailed controls or procedures are necessary.

I.	Following completion of the annual audit, review the results thereof with management and the independent auditors. Such review shall include, but not be limited to, the following matters:

(a)	the nature and resolution of any significant or unusual accounting and auditing problems encountered during the examination,

(b)	the nature of any significant adjustments, reclassification, or additional disclosures proposed by the auditors that are currently significant or may become significant in the future,

(c)	the adequacy of financial statement disclosures,

(d)	the nature and impact of any change in accounting policies or principles during the year, including a review of any report on the application of accounting principles obtained from other accountants and discussions on the quality and appropriateness of accounting policies and principles,

(e)	unusual circumstances or situations reflected in the financial statements, including identification of any loss or marginal operation,

(f)	the nature of any unusual or significant commitments or contingent liabilities, together with the underlying assumptions and estimates of management,

(g)	the effect of any off-balance sheet structures

(h)	significant differences in format or disclosure from others in the industry,

(i)	the adequacy of the Company’s system of internal accounting controls,

(j)	any change in key personnel, operations or systems which may affect the continuing functioning and effectiveness of the Company’s accounting and operating controls,

(k)	the performance of the auditors,

(l)	this Charter and recommend any changes thereto to the Board.

J.	Resolve any significant disagreements between management and the independent auditors.

K.	Review and approve related party transactions.

L.	Investigate any matter brought to the attention of the Audit Committee within the scope of its responsibilities, including the power to retain outside counsel and other advisors in connection therewith if, in the Audit Committee’s judgment, such retention is appropriate and the Audit Committee shall have funding for such investigations.

M.	Maintain records of all meetings, report on same to the Board and prepare an annual Audit Committee Report for inclusion in the Company’s Proxy Statement for its Annual Meeting of Stockholders. Such report shall include statements concerning:

(a)	the Audit Committee’s review and discussion of the audited financial statements with management,

(b)	the Audit Committee’s discussion with the independent auditors concerning accounting policies and their application, and significant adjustments and difficulties encountered in performing the audit,

(c)	the auditors independence,

(d)	the Audit Committee’s recommendation on including the financial statements in the Annual Report on Form 10-K based on its review and discussions with management and the independent auditors.

N.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including the confidential and anonymous submission of complaints by employees.

In addition, perform such other activities as are consistent with the provisions of this Charter, the Company’s Bylaws and governing law as the Audit Committee or the Board of Directors deems necessary or appropriate.

IV.    Scope of Committee Duties

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of the Company’s management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations.

V.    Amendments

The Board of Directors may amend this Audit Committee Charter, unless otherwise provided by law.

CLASS A COMMON STOCK	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted For the Proposals stated below.

				FOR	AGAINST	ABSTAIN
PROPOSAL 1: Election of Directors		Nominees: 01 John W. Dick and 02 Tina M. Wildes	PROPOSAL 2: Approval of UnitedGlobalCom, Inc. Equity Incentive Plan.	☐	☐	☐
FOR all Nominees listed to the right ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the right ☐	(Instructions: To withhold authority for any individual nominee, strike a line through the nominees name listed above. Your shares will be cast FOR the other nominee.)	In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
PLEASE SIGN, AND DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS, MERELY SIGN BELOW, NO BOXES NEED TO BE CHECKED.

Signature	Signature	Date

Please sign exactly as name appears above. When shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ñ FOLD AND DETACH HERE ñ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/ucoma		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, then follow the directions and given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

UNITEDGLOBALCOM, INC.

CLASS A COMMON STOCK

Proxy for Annual Meeting of Stockholders to be held on September 30, 2003

The undersigned hereby appoints Gene W. Schneider, Michael T. Fries and Ellen P. Spangler or any one of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Annual Meeting (the “Meeting”) of Stockholders of UNITEDGLOBALCOM, INC. (the “Company”) to be held on September 30, 2003, and at any adjournments or postponements thereof, and to vote thereat all the shares of Class A Common Stock of the Company held of record by the undersigned at the close of business on August 4, 2003, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS PROPOSAL AND THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

This proxy revokes all proxies with respect to the Meeting and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Meeting is hereby acknowledged.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

ñ FOLD AND DETACH HERE ñ

You can now access your UnitedGlobalCom account online.

Access your UnitedGlobalCom shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for UnitedGlobalCom, now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.	You are now ready to log in. To access your account please enter your:	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.
• SSN or Investor ID
	• PIN	• Certificate History
	• Then click on the Submit button	• Book-Entry Information
The confidentiality of your personal information is protected using secure socket layer (SSL) technology.		• Issue Certificate
	If you have more than one account, you will now be asked to select the appropriate account.	• Payment History
• Address Change
• Duplicate 1099
• SSN or Investor ID
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

For Technical Assistance Call 1-877-978-7778 between

9am-7pm Monday-Friday Eastern Time